UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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232 Strawbridge Drive

Moorestown, New Jersey 08057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 23, 2018

To the Stockholders of Destination Maternity Corporation:

The Annual Meeting of Stockholders of Destination Maternity Corporation, a Delaware corporation (the “Company”), will be held at 9:15 a.m. Eastern Standard Time, on Wednesday, May 23, 2018, at the corporate headquarters of the Company at 232 Strawbridge Drive, Moorestown, NJ 08057, for the following purposes:

1.	To elect four directors of the Company;

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as independent registered public accountants for the fiscal year ending February 2, 2019;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of the Company’s common stock at the close of business on April 11, 2018 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

Please note that Nathan G. Miller (“Miller”) has notified the Company of his intent to nominate a slate of five nominees for election to the Board of Directors at the Annual Meeting. Miller also provided notice to the Company that he intends to present a proposal at the Annual Meeting to amend the Company’s By-laws. Such amendment would repeal each provision of, or amendment to, the By-laws adopted without the approval of the Company’s stockholders subsequent to December 22, 2016, and up to and including the conclusion of the Annual Meeting. As of the date of this Proxy Statement, there have been no amendments to the Company’s By-laws subsequent to December 22, 2016. If properly brought for a vote at the Annual Meeting, the Board of Directors recommends voting AGAINST such proposal. You may receive a proxy statement, Gold proxy card and other solicitation materials from Miller. The Destination Maternity Board of Directors unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors on the WHITE proxy card. Our Board of Directors strongly urges you not to sign or return any Gold proxy card sent to you by Miller. Please note that voting to “withhold” with respect to any Miller nominee on a Gold proxy card sent to you by Miller is not the same as voting for your Board of Directors’ nominees because a vote to “withhold” with respect to any Miller nominee on its Gold proxy card will revoke any WHITE proxy you may have previously submitted. To support the Destination Maternity Board of Directors’ nominees, you should vote FOR the Board’s nominees on the WHITE proxy card and disregard, and not return, any Gold proxy card sent to you by Miller. If you have previously submitted a Gold proxy card sent to you by Miller, you can revoke that proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card.

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the Annual Meeting, we request that you read the proxy statement and vote your shares by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by voting via the Internet or by telephone using the instructions provided on the enclosed WHITE proxy card.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Brokers are entitled to vote uninstructed shares with respect to the ratification of the appointment of independent registered public accountants, but brokers are not entitled to vote uninstructed shares with respect to the election of directors (Proposal 1) or any of the other proposals to be voted on at the meeting. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares in line with the Board of Directors’ recommendations on the WHITE proxy card.

If you have any questions or need assistance voting, please contact Okapi Partners LLC, our proxy solicitor assisting us in connection with the 2018 Annual Meeting. Stockholders may call toll free at (855) 208-8903. Banks and brokers may call collect at (212) 297-0720.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 23, 2018:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at

http://investor.destinationmaternity.com.

By Order of the Board of Directors

Melissa Payner-Gregor

Interim Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

April 24, 2018

PROXY STATEMENT

Preliminary Proxy Statement—Subject to Completion

232 Strawbridge Drive

Moorestown, New Jersey 08057

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY 23, 2018

This Proxy Statement, which is first being mailed to stockholders on approximately April 24, 2018, is furnished in connection with the solicitation by the Board of Directors of Destination Maternity Corporation (the “Company”) of proxies to be used at the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:15 a.m., Eastern Standard Time, on Wednesday, May 23, 2018, at 232 Strawbridge Drive, Moorestown, NJ 08057, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company’s common stock (“Common Stock”) represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned WHITE proxy card, the shares of the Common Stock represented thereby will be voted (i) for the election of the nominees for director named below, (ii) for the ratification of the appointment of KPMG LLP as independent registered public accountants, (iii) for approval, on an advisory basis, of the compensation of the Company’s named executive officers, (iv) if properly brought for a vote at the Annual Meeting, against a proposed amendment to the Company’s By-laws, and (v) in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting.

BACKGROUND OF THE SOLICITATION

On December 27, 2017, Nathan G. Miller (“Miller”) filed a Schedule 13D (the “Schedule 13D”) with the Securities and Exchange Commission (“SEC”) reporting that he beneficially owned 1,136,727 shares of Common Stock, representing 7.8% of the issued shares of Common Stock. In the Schedule 13D, among other matters, Mr. Miller reported that he may propose the acquisition of securities of the Company or an extraordinary corporate transaction, such as a merger, involving the Company.

In a January 4, 2018 letter to the Board of Directors, Miller made a preliminary, non-binding proposal to acquire the Company at a price of $2.75 per share, a discount of 10% to the closing stock price on January 3, 2018, in a merger transaction after which, as he stated in his letter, he anticipated that certain of the Company’s stockholders may retain their ownership in the Company or its merger partner. The Company and Miller entered into a Confidentiality Agreement on January 12, 2018.

In a March 14, 2018 e-mail from Miller to Barry Erdos, the Non-Executive Chair of the Board of Directors, Miller provided an illustrative summary of the investment terms he would be prepared to discuss with the Board of Directors. Those terms appeared to include an investment by an undefined group of investors of $10 million in cash and the surrender of 1.56 million shares of Common Stock owned by such investors, in exchange for securities consisting of dividend-bearing preferred stock convertible into common stock at $1.50 per share and warrants to purchase 5.5392 million shares of Common Stock at not more than $2.46 per share. The illustrative terms reflected fully diluted ownership of 53.1% to the investors and also included the investors’ right to designate two directors and to cause the Company to appoint their proposed candidate as the Company’s chief executive officer. As of the date of this Proxy Statement, the Company has not received any transaction proposals from Miller, including those noted above, that the Board of Directors, after due consideration, determined would be in the best interests of all of the Company’s stockholders.

In a telephone call on March 22, 2018, counsel to Miller presented to a representative of Pepper Hamilton LLP (“Pepper”), counsel to the Company, a proposal from Miller to add two new directors to the Board of Directors, with two incumbent directors either resigning or not standing for election at the Annual Meeting.

On March 23, 2018, the Board of Directors held a telephonic meeting, which members of the Company’s senior management team and a representative of Pepper attended. During the meeting, the Board of Directors reviewed Miller’s March 22, 2018 proposal, considered the benefits of both new perspectives and experience and continuity on the Board of Directors, and directed Pepper to notify Miller’s counsel that the Board of Directors proposed to elect one or two new independent directors reasonably acceptable to Miller before the Annual Meeting. That proposal was communicated to Miller’s counsel later that day and was neither accepted nor rejected by Miller.

On March 24, 2018, the Company received an electronic notice from Miller (the “Notice”) pursuant to the Company’s By-laws of his intent (i) to propose the repeal of each provision of, or amendment to, the By-laws adopted without the approval of the Company’s stockholders subsequent to December 22, 2016, and up to and including the conclusion of the Annual Meeting (the “Miller Proposal”) and (ii) to propose the nomination of and nominate three candidates for election to the Board of Directors, in each case, at the Annual Meeting. Miller indicated that the solicitation in connection with the notice would be made by him and Peter O’Malley (“O’Malley”).

On March 26, 2018, Miller and O’Malley filed Amendment No. 1 to the Schedule 13D (“Amendment No. 1”) with the SEC. In Amendment No. 1, Miller and O’Malley reported that on March 24, 2018, Miller had submitted his formal notice of intent to present the Miller Proposal and nominate candidates for election to the Board of Directors, in each case, at the Annual Meeting, and that they intended to conduct a proxy solicitation to elect the proposed nominees to the Board of Directors and approve the Miller Proposal at the Annual Meeting. In addition, O’Malley reported that he beneficially owned 143,106 shares of Common Stock as of March 26, 2018.

On March 27, 2018, Miller and O’Malley filed Amendment No. 2 to the Schedule 13D (“Amendment No. 2”) with the SEC. In Amendment No. 2, Miller and O’Malley reported that they had agreed that if their proposed nominees are elected to the Board of Directors at the Annual Meeting, they would support expanding the Board of Directors and adding representatives of Orchestra-Prémaman, S.A. (“Orchestra”) to the Board of Directors, if Orchestra desired such representation. As of April 2, 2018, Orchestra and its affiliate, Yeled Invest S.A. (“Yeled”), owned in the aggregate approximately 13.1% of the outstanding shares of Common Stock.

On March 28, 2018, the Company notified Miller in writing of certain technical deficiencies in the Notice and explained the ways in which he could cure such deficiencies to bring the Notice in conformity with the Company’s By-laws. On March 30, 2018, Miller delivered to the Company a letter containing information to cure such technical deficiencies.

On March 30, 2018, Miller delivered a letter to the Board of Directors requesting that the Company agree to use a universal proxy card that would allow stockholders to vote for Miller’s nominees. On March 30, 2018, Miller and O’Malley also filed Amendment No. 3 to the Schedule 13D with the SEC reporting that Miller had sent that letter to the Board of Directors.

On April 2, 2018, the Company entered into a support agreement with Orchestra and Yeled (the “Support Agreement”), pursuant to which the Company agreed to appoint Pierre-André Mestre and Jean-Claude Jacomin to the Board of Directors, with their terms expiring at the Annual Meeting. The Company also agreed pursuant to the Support Agreement to include Messrs. Mestre and Jacomin on the Company’s slate of directors nominated for election at the Annual Meeting and to recommend that the Company’s stockholders vote in favor of the election of Messrs. Mestre and Jacomin. Under the Support Agreement, Orchestra and Yeled have agreed to vote, or cause to be voted, all shares of Common Stock owned by them as of April 2, 2018 and acquired thereafter in favor of all of the Company’s nominees for director and in accordance with the Board of Directors’ recommendation with respect to any other proposals presented at the Annual Meeting. Messrs. Mestre and Jacomin were appointed to the Board of Directors, effective April 2, 2018, in connection with the Support Agreement. Additional information regarding the Support Agreement can be found under the heading “Election of Directors (Proposal 1).”

Following its receipt of Miller’s request that the Company agree to use a universal proxy card, the Board of Directors considered the request and unanimously determined that the use of a universal proxy card would not be in the best interests of the Company’s stockholders. On April 4, 2018, the Company notified Miller that his request had been rejected. In its letter to Miller, the Company explained that the Board of Directors believes that the customary voting card process remains the most reliable, accurate and comprehensive process for electing directors at the Annual Meeting, that the Company had concerns that the use of a universal proxy card process created a significant risk of confusion that could result in disenfranchisement of certain stockholders, that sufficient infrastructure does not yet exist to support the use of a universal proxy card, particularly since universal proxy card processes are not widely used by U.S. public companies, and that there were no SEC rules or procedures enacted to govern such a process, whereas the customary voting card process is the subject of time-tested SEC rules and regulations.

On April 5, 2018, at the request of the Company, a representative of Pepper contacted counsel for Miller to discuss ways in which the parties could avoid the costs and distractions of an election contest, for the benefit of all of the Company’s stockholders. The representative of Pepper indicated that in light of the April 2, 2018 election of two new independent directors, the Board of Directors was willing to elect one of Miller’s nominees to the Board of Directors currently, with that individual then being subsequently nominated for election at the Annual Meeting.

On April 6, 2018, after not having received a response from Miller or his representatives, Mr. Erdos sent an email to Miller regarding the proposals made by the Company to Miller on March 23, 2018 and April 5, 2018, to neither of which had Miller or his representatives then responded. Mr. Erdos also expressed his view that it would be in the best interest of the Company’s stockholders to reach an amicable resolution with Miller and offered to speak with him. Mr. Erdos received no response.

On April 9, 2018, Miller’s counsel notified the Company that the proposal made by the Company on April 5, 2018 was not acceptable to Miller and delivered a letter from Miller to the Company demanding, pursuant to Section 220 of the General Corporation Law of the State of Delaware, that Miller and his representatives be given the opportunity to inspect and review the Company’s stock ledger, the Company’s list of stockholders and certain other books and records of the Company (the “Section 220 Demand”).

In an April 10, 2018 letter to the Board of Directors, Miller made various assertions and characterizations about governance and disclosure matters respecting the Company.

In a telephone call on April 10, 2018, a representative of Pepper presented to Miller’s counsel a proposal from the Company to add two of Miller’s nominees to the Board of Directors, with two incumbent directors not standing for re-election at the Annual Meeting. Miller’s counsel indicated that he would present the proposal to Miller and notify the Pepper representative of Miller’s response.

On April 11, 2018, Mr. Jacomin resigned as a member of the Board of Directors effective immediately. Mr. Jacomin’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Pursuant to the Support Agreement and subject to the conditions set forth therein, Orchestra and Yeled have the right, which they intend to exercise, to name a substitute person to replace Mr. Jacomin on the Board of Directors.

In a telephone call on April 11, 2018, Miller’s counsel presented to a representative of Pepper a proposal from Miller to add Miller’s three nominees, as well as one unidentified additional nominee of Miller and

O’Malley, to the Board of Directors, with Mr. Mestre and only one of Ms. Payner-Gregor and Messrs. Erdos, Blitzer and Longo remaining on the Board of Directors. In the alternative, they proposed that if Mr. Mestre (and presumably Mr. Jacomin) were to resign, two of the other incumbent directors (rather than only one) could continue on the Board of Directors, with subsequent Board of Director representation for Orchestra, if any, decided by the new Board of Directors. Miller’s counsel also indicated that Miller intended to nominate additional candidates for election to the Board of Directors at the Annual Meeting pursuant to the Company’s By-laws in the event that his proposal was not accepted by the Company.

On April 12, 2018, in light of Mr. Jacomin’s resignation, the Board of Directors decreased the size of the Board of Directors from six directors to five directors.

In a telephone call on April 12, 2018, a representative of Pepper presented a counterproposal to Miller’s counsel, under which the Company would add three nominees named by Miller to the Board of Directors, with Mr. Mestre and two of the other incumbent directors remaining on the Board of Directors. In addition, at such time as a new director named by Orchestra and Yeled pursuant to the Support Agreement is appointed to the Board of Directors, Miller would have the right to name an additional independent director to be appointed to the Board, subject to the same qualification requirements as apply under the Support Agreement.

On April 12, 2018, the Company received an electronic notice from Miller (the “Second Notice”) pursuant to the Company’s By-laws of his intent to propose the nomination of and nominate two additional candidates for election to the Board of Directors, in each case, at the Annual Meeting, bringing the total number of proposed Miller nominees to five. Miller indicated that the solicitation in connection with the Second Notice would be made by him and O’Malley.

On April 12, 2018, Miller and O’Malley also filed Amendment No. 4 to the Schedule 13D with the SEC reporting that Miller had submitted the Second Notice.

On April 12, 2018, Michael J. Blitzer announced his intention not to stand for re-election to the Board of Directors at the 2018 Annual Meeting. Mr. Blitzer’s decision was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 12, 2018, in light of Mr. Blitzer’s decision not to run for re-election, the Board of Directors resolved that the size of the Board of Directors would decrease from five directors to four directors effective upon the commencement of the Annual Meeting.

In a letter dated April 12, 2018, the Company responded to Miller’s April 10, 2018 letter, stating that it contained misleading assertions and characterizations and pointing out disclosure concerns relative to the amendments filed by Miller and O’Malley to the Schedule 13D.

Later on April 12, 2018, Miller responded to the Company’s counterproposal in a telephone call from his counsel to a representative of Pepper by proposing a Board of Directors of seven members, consisting of four of Miller’s five nominees, another individual identified by Miller, and two of the current five incumbent directors. This proposal was unanimously rejected by the Board of Directors, and Miller’s counsel was so informed by a representative of Pepper on April 13, 2018.

On April 13, 2018, the Company filed a preliminary proxy statement with the SEC.

Following the Company’s filing of a preliminary proxy statement with the SEC, in an April 13, 2018 letter to two of Miller’s nominees for election to the Board of Directors, Mr. Erdos inquired, in light of the Board of Directors’ desire to add new qualified independent directors, whether those nominees would allow the Company to consider adding them to the Company’s slate of nominees for election at the Annual Meeting and soliciting the Company’s stockholders to vote in favor of their election. As of April 20, 2018, the date of the Company’s most recently filed revised preliminary proxy statement, no response has been received to that inquiry and, accordingly, the Board of Directors has not considered adding those nominees.

In a letter dated April 16, 2018, the Company confirmed to Miller that it would make available the information demanded by the Section 220 Demand, subject to customary limitations and conditions.

On April 16, 2018, Miller and O’Malley filed Amendment No. 5 to the Schedule 13D with the SEC to report a letter from Miller to the Board of Directors purporting to express various concerns, to which the Company responded in an April 17, 2018 letter that the Company also filed with the SEC.

On April 20, 2018, the Company received an electronic notice from Miller (the “Third Notice”) of his election, in light of the fact that the size of the Board of Directors would decrease from five directors to four directors effective upon the commencement of the Annual Meeting, to reduce the number of his nominees for election to the Board of Directors at the Annual Meeting from five to four.

On April 20, 2018, Miller and O’Malley filed Amendment No. 6 to the Schedule 13D with the SEC to report the delivery of the Third Notice to the Company.

On April 20, 2018, Miller and O’Malley filed a preliminary proxy statement with the SEC.

On April 20, 2018, the Company filed a revised preliminary proxy statement with the SEC. However, since the revised preliminary proxy statement was filed after 5:30 p.m., it was assigned a filing date of April 23, 2018.

VOTING

Holders of record of Common Stock on April 11, 2018 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 14,677,265 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors.

The Company’s By-laws provide for majority voting in uncontested director elections. In order to be elected in an uncontested election, a nominee must receive a majority of the votes cast with respect to his or her election (or re-election, in the case of any nominee who is an incumbent director), which means the number of votes “for” a nominee must exceed the number of votes “against” that nominee. Abstentions are not counted as votes cast. All four incumbent director nominees have tendered a contingent resignation which would become effective if (i) the director election is uncontested, (ii) the nominee does not receive a majority of the votes cast with respect to his or her election at the Annual Meeting and (iii) the Board of Directors accepts such resignation. If an incumbent director nominee receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) in an uncontested election, the Board of Directors will decide, through a process managed by the Nominating and Corporate Governance Committee, whether to accept the resignation based on all factors deemed relevant by the members of the Committee. The Board of Directors’ explanation of its decision will be promptly disclosed in accordance with SEC rules and regulations. Any director nominee not already serving on the Board of Directors who fails to receive a majority of votes cast in an uncontested election will not be elected to the Board of Directors.

An election of directors is considered to be contested if there are more nominees for election than positions on the Board of Directors to be filled by election at the Annual Meeting. Miller has notified the Company that he intends to nominate a slate of five nominees for election to four available seats on the Board of Directors at the Annual Meeting. In that case, there would be nine candidates for four directorships, and the election of directors would be considered to be contested. If Miller in fact nominates any individuals for election as directors at the Annual Meeting, the election of directors will be determined based on a plurality vote, which means that the four director nominees receiving the highest number of “FOR” votes will be elected.

Adoption of Proposals 2 and 3 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, and adoption of the Miller Proposal (if it is properly presented by Miller at the Annual Meeting) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors (Proposal 1) will have the same effect as votes against the proposal, because, in the case of all other proposals approval requires a vote in favor of the proposal by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (in the case of the Miller Proposal) or the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting (in the case of Proposals 2 and 3 or any other matter properly presented at the Annual Meeting). A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. In an uncontested proxy solicitation, brokers are entitled to vote uninstructed shares with respect to proposals that are considered to be “routine” within the meaning of applicable rules (such as Proposal 2), but brokers are not entitled to vote uninstructed shares with respect to other matters. Nevertheless, under those rules, there are no proposals that are considered to be “routine” in a contested proxy solicitation. Accordingly, in the event Miller delivers proxy materials in opposition to the nominees recommended by our Board of Directors to brokers, to be forwarded to beneficial owners on Miller’s behalf, there will be no “routine” matters at the Annual Meeting for any beneficial owners who own shares through brokerage accounts that are provided with Miller’s proxy materials, and brokers will not have discretion to vote uninstructed shares for any such beneficial owners on any matters at the Annual Meeting. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of Proposal 2 or 3. Because the approval of the Miller Proposal (if properly presented at the Annual Meeting) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, broker non-votes with respect to the Miller Proposal will have the same effect as votes against the proposal.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

If stockholders have any questions, require assistance with voting the WHITE proxy card, or need additional copies of the proxy materials, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (855) 208-8903 (Toll-Free)

Email: info@okapipartners.com

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors’ policy is that the roles of the Non-Executive Chair of the Board of Directors and the Chief Executive Officer should be separate and should not be held simultaneously by the same individual, thus enabling the Board of Directors to benefit from independent leadership. Barry Erdos, an independent director, has served as the Non-Executive Chair of the Board of Directors since September 7, 2017.

Inasmuch as the Non-Executive Chair of the Board of Directors has been independent, the Board of Directors does not believe that a lead independent director will be currently necessary. However, the Board of Directors in executive session will establish a lead independent director in the event of the need for emergency succession actions with respect to either or both the Non-Executive Chair and the Chief Executive Officer or for other purposes as the Board of Directors may determine. The independent directors who chair the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees also provide leadership to the Board of Directors in their assigned areas of responsibility. The Board of Directors believes its current structure and operation as described here properly safeguard the independence of the Board of Directors.

Corporate Governance Principles

We maintain Corporate Governance Principles that provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its stockholders. Our Corporate Governance Principles are available on the Company’s investor website at http://investor.destinationmaternity.com or are available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is designed to promote the highest standards of business conduct in our relationships with each other and with our customers, suppliers and others. The Code of Business Conduct and Ethics contains basic principles to guide directors, officers and employees of our Company. Our Code of Business Conduct and Ethics is available on the Company’s investor website at http://investor.destinationmaternity.com or is available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Board of Directors Independence

The Company’s Corporate Governance Principles require that a majority of the Company’s directors be independent. The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation, and Nominating and Corporate Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These director independence standards, which are set forth in our Corporate Governance Principles, are consistent with the Nasdaq listing standards. A director will be considered “independent” if he or she meets the requirements of our director independence standards and the independence criteria in the Nasdaq listing standards.

The Board of Directors has affirmatively determined that all of the Company’s current and nominee directors other than Ms. Payner-Gregor, our interim Chief Executive Officer, have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent.

The Board of Directors has determined that each of the Company’s current Audit, Compensation, and Nominating and Corporate Governance Committees is composed solely of independent directors. Independence for Audit Committee purposes requires compliance with applicable independence rules of the SEC in addition to the Nasdaq listing standards. In making the independence determinations for the Board of Directors and its committees, the Board of Directors reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.

Compensation Committee Interlocks and

Insider Participation

None of the members of the Compensation Committee is currently or has been an officer or employee of the Company. No interlocking relationship exists between any member of the Company’s Board of Directors and the compensation committee of any other company.

The Board of Directors and

Committee Meetings

During the year ended February 3, 2018 (“fiscal year 2017”), the Board of Directors held four meetings that were called and held in person and 19 meetings that were called and held telephonically. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served at the time of such meetings.

We expect all of our directors to attend the annual meetings of stockholders. All of our then-current directors attended last year’s annual meeting of stockholders.

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Business Initiatives Committee.

Audit Committee. During fiscal year 2017, the Audit Committee, which consisted of Mr. Erdos, Chair, Mr. Blitzer, and Ms. Payner-Gregor at the start of the fiscal year, and Mr. Erdos, Chair, Mr. Blitzer, and Mr. Peter P. Longo at the end of the fiscal year and currently, held three meetings that were called and held in person and six meetings that were called and held telephonically. Mr. Erdos is designated as the “audit committee financial expert.” Mr. Erdos has no direct or indirect material relationship with the Company and satisfies the independence criteria in the Nasdaq listing standards. The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent registered public accountants. The Audit Committee’s charter is posted on the Company’s investor website at http://investor.destinationmaternity.com.

Compensation Committee. During fiscal year 2017, the Compensation Committee, which consisted of Mr. B. Allen Weinstein, Chair, and Mr. Erdos at the start of the fiscal year, and which consisted of Mr. Longo, Chair, and Mr. Erdos at the end of the fiscal year and currently, held two meetings that were called and held in person and three meetings that were called and held telephonically. The Compensation Committee considers recommendations of the Company’s management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. In addition, the Compensation Committee administers the Company’s equity-based compensation plans. The Compensation Committee also reviews, and discusses with management, the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report, as applicable, and determines whether to recommend to the Board of Directors that the CD&A be included in the proxy statement or annual report. The Compensation Committee’s charter is posted on the Company’s investor website at http://investor.destinationmaternity.com.

Nominating and Corporate Governance Committee. During fiscal year 2017, the Nominating and Corporate Governance Committee, which consisted of Mr. Erdos and Mr. Blitzer at the start and end of the fiscal year and currently consists of Mr. Erdos, Mr. Blitzer, and Pierre-André Mestre, held two meetings that were called and held in person and two meetings that were called and held telephonically. The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors, actively seeking candidates who meet those criteria, and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Further, pursuant to the Support Agreement, as discussed under the heading “Election of Directors (Proposal 1),” and the Board of Directors’ own evaluation, the Company agreed to appoint Mr. Mestre and Mr. Jacomin to the Board and nominate each of them for election at the Annual Meeting. On April 11, 2018, Mr. Jacomin tendered his resignation to the Board of Directors, and he will not be nominated for election at the Annual Meeting. It is the Nominating and Corporate Governance Committee’s policy to consider Director nominees in a manner that seeks to produce the best candidates with a diversity of qualities, backgrounds and complementary skills. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057, and should not include self-nominations. The Nominating and Corporate Governance Committee’s charter is posted on the Company’s investor website at http://investor.destinationmaternity.com.

Business Initiatives Committee. The Business Initiatives Committee was formed in April 2018, and its purpose is to advise and consult with the Company’s management and report to the full Board on matters respecting the Company’s business initiatives. The current members of the Business Initiatives Committee are Mr. Erdos, Chair, Ms. Payner-Gregor and Mr. Mestre.

Board of Directors Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors oversees the Company’s strategic planning and the risks inherent in the operation of its business. The Board of Directors administers its risk oversight function through the full Board of Directors and each of its committees. Management of the Company, which is responsible for day-to-day risk management, identifies and assesses the Company’s risks on a regular basis, and develops steps to mitigate and manage risks. The Board of Directors exercises its risk oversight function by making inquiries of management with respect to areas of particular interest. Each of the committees of the Board of Directors is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below.

The Audit Committee assists the Board of Directors with its risk oversight in a variety of areas, including financial reporting, internal controls, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Business Conduct and Ethics. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Nominating and Corporate Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board of Directors.

Compensation of Directors

Pursuant to our Non-Employee Director Compensation Policy (the full text of which is posted on our investor website at http://investor.destinationmaternity.com), during fiscal 2017 each of our non-employee directors was entitled to receive a retainer of $12,500 per quarter. In addition, during fiscal 2017, each non-employee director who is a member of a committee was paid an additional quarterly retainer as follows:

Additional Quarterly Retainer ($)
Audit Committee Chair	3,750
Audit Committee Member	1,875

Compensation Committee Chair	3,750
Compensation Committee Member	1,250

Nominating and Corporate Governance Committee Chair	2,500
Nominating and Corporate Governance Committee Member	1,250

During fiscal 2017, our Non-Executive Chair received an additional retainer of $6,250 per quarter. Except as described below regarding the Special Committee, during fiscal 2017 non-employee directors did not receive any additional compensation for participation in either board or committee meetings. However, members of our Board of Directors are reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or committees of the Board of Directors on which they serve.

On January 8, 2018, the Board of Directors formed a special committee (the “Special Committe) consisting of Messrs. Blitzer, Erdos, and Longo to evaluate potential strategic transactions if and when appropriate. Our Board of Directors approved compensation for members of the Special Committee in addition to the compensation paid to non-employee directors generally; each member receives $1,000 per meeting of the Special Committee. Additionally, each Board Member received $1,000 for each meeting called at the request of the Special Committee. Only one meeting was called at the request of the Special Committee in fiscal year 2017.

On April 2, 2018, the Board of Directors formed the Business Initiatives Committee for the purpose of advising and consulting with the Company’s management and reporting to the full Board on matters respecting the Company’s business initiatives. The members of the Business Initiatives Committee are Mr. Erdos, Chair, Ms. Payner-Gregor and Mr. Mestre.

Upon conclusion of our 2017 Annual Meeting of Stockholders, the Company granted each non-employee director 4,000 shares of restricted stock that vest on the earlier of: (1) one year from the date of grant, or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company. Further, our Non-Executive Chair received an additional 2,000 shares of restricted stock, which additional shares are subject to vesting on the same basis as described above with respect to the 4,000 share award received by all non-employee directors.

The Company’s equity ownership guidelines applicable to named executive officers and non-employee directors require each non-employee director to own shares of Common Stock having an aggregate fair market value equal to or greater than four times the annual cash retainer then payable to such non-employee director, measured as of the date of each Annual Meeting of Stockholders. Any non-employee director elected for the first time following the adoption of these guidelines will have three years from the date of such initial election to satisfy the guidelines.

Due to the current low market price of Common Stock, currently none of our non-employee directors for whom the equity ownership guidelines are effective hold Company equity in excess of the guidelines’ requirement. The Compensation Committee further notes that none of these directors have sold equity during their time as directors.

In fiscal year 2017, our non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
Arnaud Ajdler (3)	61,648	0	61,648
Michael J. Blitzer	13,602	9,240	22,842
Barry Erdos	90,593	13,860	104,453
Peter P. Longo (4)	9,150	11,880	21,030
Melissa Payner-Gregor	85,735	9,240	94,975
B. Allen Weinstein (5)	42,692	9,240	51,932

(1)	Upon conclusion of the Annual Meeting of Stockholders on October 19, 2017, in accordance with the Company’s Non-Employee Director Compensation Policy, the Company granted each non-employee director who was then serving on the Board of Directors at that time 4,000 shares of restricted stock with a grant date fair value of $9,240, and granted an additional 2,000 shares of restricted stock to Mr. Erdos for his service as Non-Executive Chairman with a grant date fair value of $4,620. These grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).
(2)	As of the end of fiscal 2017, our non-employee directors held the following unvested stock awards:

Name	Unvested Restricted Stock (#)
Arnaud Ajdler	0
Michael J. Blitzer	4,000
Barry Erdos	6,000
Peter Longo	4,000
Melissa Payner-Gregor	4,000
B. Allen Weinstein	0

(3)	Mr. Ajdler’s term of service as a member of the Board ended on October 19, 2017.
(4)	Mr. Longo was elected to the Board on December 21, 2017.
(5)	Mr. Weinstein retired as a member of the Board on January 2, 2018.

Stockholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Certain Relationships and Related Party Transactions

Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Pursuant to the Company’s Code of Business Conduct and Ethics, information about transactions involving related parties is reviewed by the Audit Committee. It is the Company’s policy that all business decisions will reflect independent judgment and discretion, uninfluenced by considerations other than those honestly believed to be in the best interests of the Company and its stockholders. Any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise consented to by the General Counsel or the Audit Committee in accordance with the Code of Business Conduct and Ethics. Related parties include Company directors, nominees for director, and executive officers, as well as their immediate family members. Related party transactions include transactions, arrangements or relationships pursuant to which the judgment and discretion of a director, officer or employee is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee.

When reviewing a related party transaction, the Audit Committee will use any process and review any information that it determines is appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to: (i) the material terms and conditions of the transaction or transactions; (ii) the related party’s relationship to the Company; (iii) the related party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to us from an unrelated third party. All related party transactions will be disclosed in accordance with SEC rules.

In the event the Company becomes aware of a related party transaction that was not previously approved or ratified by the Audit Committee or management, the Company shall evaluate all options available, including ratification, revision or termination of the transaction.

On December 19, 2016, Destination Maternity Corporation entered into the Merger Agreement with Orchestra and US OP Corporation, a wholly-owned subsidiary of Orchestra (“Merger Sub”), providing for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Orchestra. A more complete summary of the terms of the Merger Agreement is set forth under the heading “Recent Developments—Agreement and Plan of Merger” of the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 (the “Form 10-K”), filed with the SEC on April 19, 2018, and such summary is incorporated herein by reference. The Merger Agreement was terminated by mutual agreement of the parties on July 27, 2017, as more fully described in the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2017, which is incorporated herein by reference. Mr. Mestre, a director of the Company, is the Chairman of Orchestra.

As a consequence of the termination of the Merger Agreement and the related mutual release among the parties, the other business agreements between the Company and its affiliates, on the one hand, and Orchestra and its affiliates, on the other hand, were terminated, including a retail consulting agreement, a consulting agreement for construction project management and architectural services and a product purchase agreement, as well as an executive employment agreement among Orchestra, Merger Sub and Ronald J. Masciantonio. More complete summaries of the terms of these agreements are set forth in Item 13—Certain Relationships and Related Transactions, and Director Independence, in Amendment No. 1 to the Form 10-K, filed with the SEC on May 26, 2017, and such summaries are incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 20, 2018, except as otherwise noted, with respect to the beneficial ownership of shares of Common Stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director or nominee for director, by each of the Company’s named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%) (b)
Ronald J. Masciantonio	291,652	(c)	2.0%
David Stern	173,510	(d)(e)	1.2%
Michael J. Blitzer	24,522		*
Barry Erdos	81,147	(f)	*
Peter P. Longo	8,000	(e)	*
Pierre-André Mestre	1,927,820	(e)(g)	13.1%
Anthony M. Romano	0		0%
Melissa Payner-Gregor	35,376		*
B. Allen Weinstein	29,600		*
Yeled Invest S.A.	1,922,820	(g)	13.1%
9B, Boulevard Du Prince Henri
Luxembourg N4 L-1724
Nathan G. Miller	1,136,727	(h)	7.7%
347 Lukes Wood Road
New Canaan, CT 06840
Renaissance Technologies LLC	775,100	(i)	5.3%
800 Third Avenue
New York, NY 10022
Royce and Associates, LP	769,967	(j)	5.2%
745 Fifth Avenue
New York, NY 10151
All current directors and officers as a group (7 persons)	2,546,027	(k)	17.2%

*	Less than 1% of the outstanding Common Stock or less than 1% of the voting power.
(a)	Except as otherwise indicated, the address of each person named in the table is: c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057.
(b)	Based upon 14,677,265 shares of Common Stock issued and outstanding as of April 20, 2018.
(c)	Includes 100,000 shares of unvested restricted stock from the October 19, 2017 grant of 100,000 shares, which shares vest in four equal annual installments of 25,000 shares on each of October 19, 2018, October 19, 2019, October 19, 2020, and October 19, 2021, 2,035 shares of unvested restricted stock from the December 5, 2014 grant of 8,138 shares, which shares vest on December 5, 2018, 5,842 shares of unvested restricted stock from the March 30, 2016 grant of 11,683 shares, of which 2,921 shares vest on each of March 30, 2019, and March 30, 2020, and 35,000 shares of unvested restricted stock, the grant of which has been approved with an effective grant date of April 20, 2018, with vesting to occur in four equal installments on April 20, 2019, April 20, 2020, April 20, 2021 and April 20, 2022. Also includes 125,964 shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) as of April 20, 2018 or 60 days thereafter.
(d)

Includes 100,000 shares of unvested restricted stock from the October 19, 2017 grant of 100,000 shares, which shares vest in four equal annual installments of 25,000 shares on each of October 19, 2018, October 19, 2019, October 19, 2020, and October 19, 2021, 11,677 shares of unvested restricted stock from the August 1, 2016 grant of 15,569 shares, of which 3,892 shares vested on August 1, 2017, 3,892 shares will vest on each of August 1, 2018 and August 1, 2019, and 3,983 shares vest on August 1, 2020 and 35,000 shares of unvested restricted stock, the grant of which has been approved with an effective grant date of April 20, 2018, with vesting to occur in four equal installments on April 20, 2019, April 20, 2020, April 20, 2021 and April 20, 2022. Also includes 18,313 shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) as of April 20, 2018 or 60 days thereafter.
(e)	Includes 4,000 shares of unvested restricted stock that would be granted upon completion of the Annual Meeting under the Company’s Non-Employee Director Compensation Policy, if such director is re-elected at the Annual Meeting.
(f)	Includes 6,000 shares of unvested restricted stock that would be granted upon completion of the Annual Meeting under the Company’s Non-Employee Director Compensation Policy, if Mr. Erdos is re-elected at the Annual Meeting and is appointed as Non-Executive Chairman of the Board of Directors.
(g)	Information is based on the Schedule 13D/A filed with the SEC on April 4, 2018. According to that filing, Yeled is the beneficial owner of and has sole power to vote, dispose or direct the disposition of is the beneficial owner of and has sole power to vote, dispose or direct the disposition of 1,921,820 of the shares specified in on the above table. In addition, as a result of its ownership of a controlling interest in Orchestra, Yeled is deemed to beneficially own and have shared power to vote, dispose or direct the disposition of 1,000 of the shares specified on the above table. Mr. Mestre, a director of the Company, (i) is the Chairman of Orchestra, which is a majority owned subsidiary of Yeled, and (ii) indirectly owns a majority equity interest in Yeled.
(h)	Information is based on the Schedule 13D/A filed with the SEC on March 30, 2018. According to that filing, Mr. Miller beneficially owns all of the shares specified on the above table.
(i)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2018. According to that filing, Renaissance Technologies LLC (“RTC”), and Renaissance Technologies Holdings Corporation (“RTHC”), because of RTHC’s majority ownership of RTC, beneficially own all of the shares specified on the above table. Also according to that filing, certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the shares.
(j)	Information is based on the Schedule 13G/A filed with the SEC on January 22, 2018. According to that filing, Royce & Associates, LLC beneficially owns all of the shares specified on the above table.
(k)	Includes the following number of shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) by the following persons as of April 20, 2018 or 60 days thereafter: Ronald J. Masciantonio—125,964 and David Stern—18,313. Also includes the following number of shares of unvested restricted stock owned (or which may be deemed to be owned) by the following persons: Ronald J. Masciantonio—142,877, David Stern—146,677, Barry Erdos—6,000, Peter P. Longo—4,000, Pierre-André Mestre—4,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) reports for the fiscal year ended February 3, 2018 were timely filed, with the exception of Yeled, which did not timely file a Form 3 and a Form 4 in connection with five purchase and sale transactions of shares of Common Stock from Orchestra.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors (the “Committee”) has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus stockholder value, by aligning the financial interests of our senior management with those of our stockholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of our stockholders.

The Company operates on a 52/53-week fiscal year ending on the Saturday nearest January 31 of each year. References in this discussion to our fiscal 2017 refer to the 53-week fiscal year, or periods within such fiscal year, which began January 29, 2017 and ended February 3, 2018. References to our fiscal 2016 refer to the 52-week fiscal year, or periods within such fiscal year, which began January 31, 2016 and ended January 28, 2017.

Composition of the Committee

In the 2017 fiscal year, the Committee consisted of Mr. Weinstein, who served as Chair of the Committee until he resigned due to his appointment as interim Chief Executive Officer (discussed more fully below under “Significant Corporate and Personnel Developments”), Mr. Longo, who was appointed Chair in December 2017 to fill the resultant vacancy, Mr. Ajdler, who ended his service as a Board member in October of 2017, and Mr. Erdos. Messrs. Ajdler, Erdos, and Longo have never been an officer or employee of the Company. Each member of the Committee is considered to be an “independent director” under Nasdaq rules and the rules of the SEC. The Report of the Compensation Committee is set forth below after this “Compensation Discussion and Analysis” section.

The Committee meets at least annually regarding compensation decisions. In fiscal year 2017, the Committee held two meetings that were called and held in person and three meetings that were called and held telephonically.

Significant Corporate and Personnel Developments

In fiscal year 2017, the senior management team, with the support of the Board, continued its efforts to strengthen the foundational operations of the Company with a view toward enabling scalable and repeatable success necessary to maximize long-term stockholder value, in addition to guiding the Company through a transitionary period during the pending search for a new Chief Executive Officer. The focus of the management team’s efforts included: (1) continued refinement of the merchandising design and buying process through adoption of, and adherence to, a more disciplined product life cycle calendar; (2) implementation of significant internally developed tools to increase visibility into product performance; (3) continued efforts to re-launch the Company’s ecommerce websites with a best in class SAAS (software as a service) provider improving customer experience and back end management; and (4) a continual effort to rationalize the expense base of the Company through rigorous expense management and profit maximizing initiatives.

Appointment of Allen Weinstein and Melissa Payner-Gregor as the Company’s interim Chief Executive Officers

Allen Weinstein, a member of the Board since 2010, was named the Company’s interim Chief Executive Officer effective September 7, 2017 after Mr. Romano resigned as Chief Executive Officer & President. Mr. Weinstein retired from the Board effective January 2, 2018. In light of his retirement, the Board determined to terminate Mr. Weinstein’s service as the Company’s interim Chief Executive Officer effective January 2, 2018, and to appoint Melissa Payner-Gregor, an independent director of the Company since 2009 as the Company’s interim Chief Executive Officer effective January 3, 2018.

In connection with both interim appointments, Mr. Weinstein and Ms. Payner-Gregor entered into letter agreements with the Company, pursuant to which base salary for both was set at an annual rate of $620,000 and each received or will receive a cash bonus of $50,000 upon the earlier of their termination by the Company or employment through a specified date (March 31, 2018 for Mr. Weinstein or June 30, 2018 for Ms. Payner-Gregor). Neither Mr. Weinstein nor Ms. Payner-Gregor was made eligible to participate in the Company’s Management Incentive Program or to receive severance upon any cessation of their service or to receive any equity amounts in respect of their interim Chief Executive Officer service. Pursuant to the March 22, 2018 letter agreement by and between the Company and Ms. Payner-Gregor, upon Ms. Payner-Gregor’s cessation of service, the Company shall pay the applicable premium for COBRA continuation coverage (including any tax withholding required in connection with that payment, determined on a “grossed-up” basis) until such time as the continued coverage terminates or expires in accordance with COBRA.

The Company also announced the establishment of an “Office of the CEO” which is comprised of Ms. Payner-Gregor and each of the following reporting to Ms. Payner-Gregor: Ronald J. Masciantonio, the Company’s Executive Vice President & Chief Administrative Officer, David Stern, the Company’s Executive Vice President & Chief Financial Officer, and Shelley Liebsch, the Company’s Senior Vice President of Merchandising and Design.

Consideration of Most Recent Stockholder Advisory Vote on Executive Compensation

During fiscal year 2017, we again conducted a “Say-On-Pay” stockholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Approximately 58% of the shares voting approved of our executive compensation. The Committee continues to refine our executive compensation practices in its ongoing effort to ensure that those practices support our corporate goals and values.

Significant Actions Taken

Significant compensation related actions taken during fiscal year 2017 and thereafter includes the following:

(1)	Paid earned fiscal 2016 annual bonus to the Company’s Chief Financial Officer and Chief Administrative Officer;

(2)	Added a requirement that the payment of the former Chief Executive Officer’s otherwise earned fiscal 2016 annual bonus be conditioned on the completion of a transaction before January 1, 2018, which resulted in the forfeiture of that payment;

(3)	Established 2017 annual incentive goals;

(4)	Established compensation arrangements for Mr. Weinstein and Ms. Payner-Gregor in connection with their service as the Company’s interim Chief Executive Officers;

(5)	Increased the Chief Administrative Officer’s base salary and established retention bonus arrangements with the Chief Financial Officer and Chief Administrative Officer in connection with the management changes occurring during 2017;

(6)	Amended the 2005 Equity Incentive Plan, subject to stockholder approval (which was obtained in October 2017);

(7)	Granted 2017 annual equity awards, following approval by stockholders of the 2005 Equity Incentive Plan;

(8)	Established 2018 annual incentive goals; and

(9)	Granted 2018 annual equity awards and modified acceleration of equity awards in the event of a change in control.

In addition to a discussion of our compensation philosophy in general, the following discussion highlights these specific decisions.

Total Compensation and Allocation Between Compensation Elements

Both the total amount of compensation paid to our named executive officers and the portion of total compensation represented by each element of compensation have been determined by the Committee with reference to each executive’s experience, capabilities, contributions and strategic importance, the pay levels for peer employees within the Company, the pay levels for similar positions at companies in our peer group and our performance as a whole. As further discussed below, in evaluating these considerations, the Committee sometimes solicits input from its compensation consultant, Korn Ferry Hay Group, an outside executive compensation consulting firm (“Korn Ferry”). The Committee has historically worked with Korn Ferry to assist it in evaluating the Company’s executive compensation practices for senior management personnel and in developing and refining the Company’s peer group, as necessary.

The payments to Korn Ferry in fiscal year 2017 totaled $4,500.

The Committee has concluded that Korn Ferry’s work for us does not raise any conflict of interest. The Committee has also considered the independence of Korn Ferry. Because of policies and procedures Korn Ferry and the Committee have in place, the Committee is confident that the advice it receives from executive compensation consultants at Korn Ferry is objective and not influenced by Korn Ferry’s or its affiliates’ relationships with the Company or its officers. These policies and procedures include the following:

•	the consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Korn Ferry or any of its affiliates;

•	the consultants are not responsible for selling other Korn Ferry or affiliate services to the Company;

•	Korn Ferry’s professional standards prohibit the individual consultant from considering any other relationships Korn Ferry or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the consultants have direct access to the Committee without management intervention;

•	the Committee has the sole authority to retain and terminate Korn Ferry; and

•	the Committee evaluates the quality and objectivity of the services provided by Korn Ferry each year and determines whether to continue to retain Korn Ferry.

Benchmarking

In October 2015, Korn Ferry identified the following companies as our “peers”, both for purposes of benchmarking total compensation and individual pay elements:

Bebe Stores, Inc. Build a Bear Workshop, Inc. Cato Corp. Christopher & Banks Corporation Citi Trends, Inc. Destination XL Group Francesca’s	New York & Company, Inc. Pacific Sunwear Shoe Carnival, Inc. Stein Mart Tilly’s, Inc. Vera Bradley, Inc. Zumiez Inc.

This list reflects companies within the retail apparel industry which Korn Ferry considers comparable to our Company. Consistent with its typical process, Korn Ferry considered the following guidelines when reviewing the peer group companies to be used in assessing the Company’s compensation programs:

(a)	Size: revenues and / or market cap (Korn Ferry typically includes companies in the range of approximately 0.4x to 2.5x the client revenues, subject to the availability of viable peer candidates);

(b)	Sector: industry / business competitors;

(c)	Talent market: companies from which the Company’s executives may be recruited to or from;

(d)	Complexity: related to the number of “moving parts”, operating model or business strategy;

(e)	Location: a national or global presence is often appropriate at the executive level; and

(f)	Customer base / market share: magnitude and demographics of customers.

No changes have been made to our peer group since that time.

Participation of Management in the Compensation Process

Prior to his cessation of employment with the Company, Mr. Romano was consulted regularly by the Committee in fiscal year 2017 with respect to compensation decisions regarding, and the individual performance of, named executive officers other than himself. While his input in such matters was afforded substantial weight, the ultimate decision on all named executive officer compensation matters was made only by the Committee or the Board of Directors. The individual performance of Mr. Romano was evaluated by the Committee and the Board of Directors, without input from any employee.

At the request of the Committee, management assembles and distributes to the Committee, in advance of its meeting or meetings, information requested by the Committee to assist the Committee in its compensation decisions. Such information may include corporate financial data, historical compensation data (for us or members of our peer group), and information regarding the accounting, tax or legal consequences of proposed compensation arrangements, as prepared by internal personnel or external advisors.

Effect of Historical Contractual Arrangements

The Committee’s compensation decisions are made in light of our current and foreseeable future circumstances and with an eye toward conformity with perceived “best practices.” However, the Committee’s approach to compensation is also influenced by our existing contractual commitments to named executive officers. When appropriate and practicable, the Committee will negotiate with named executive officers to update such “legacy” commitments to the extent necessary to reflect changed circumstances or evolving commercial practices.

Elements of Compensation

The principal elements of our named executive officers’ compensation are: (1) base salary, (2) annual cash bonuses, (3) special or discretionary cash bonuses, (4) equity-based incentives, and (5) severance and change in control benefits.

Base Salary

The base salary of each named executive officer constitutes compensation for discharging such named executive officer’s job responsibilities and is intended to achieve comparability with the base salaries of senior executives at similar companies holding comparable positions, taking into account such factors as the individual executive’s experience, tenure, and alternative employment opportunities.

Individual salary adjustments also take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures.

In connection with the increase in Mr. Masciantonio’s responsibilities due to management changes, the Board increased Mr. Masciantonio’s base salary from $390,000 to $425,000, effective September 7, 2017.

Annual Bonuses

We pay annual bonuses in cash based on our achievement of corporate performance goals established by the Committee, with input from senior management. The target amount of each executive’s annual bonus is expressed as a percentage of the executive’s base salary for the fiscal year. Each executive’s actual annual bonus payment may be lower or higher than the target amount, based on actual corporate performance relative to the specified goals. In determining the amount of the annual bonus payable to an executive when the applicable performance goals have been met, the Committee may exercise negative discretion to reduce the amount of such annual bonus to ensure that the amount ultimately paid is commensurate with the executive’s contribution to the Company’s performance.

The Committee has utilized the same annual bonus approach for several years, and the arrangement is codified as our “Management Incentive Program.”

The Committee uses “Adjusted EBITDA” as the relevant performance metric for annual bonus purposes because it believes that continued profitability will be the key driver to increase stockholder value. For this purpose, “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) gain or loss from the early extinguishment, redemption or repurchase of debt; (iv) stock-based compensation expense; and (v) the impact of any changes to accounting principles that become effective during the relevant fiscal year. In addition, Adjusted EBITDA excludes expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, which includes for fiscal year 2017, expenses incurred in connection with the process which resulted in the execution of the Merger Agreement.

In our Form 10-K for the fiscal year ended February 3, 2017, the defined term we use to describe the same financial metric as the Adjusted EBITDA metric we use for annual bonus purposes is “Adjusted EBITDA Before Other Charges.” For a reconciliation of net income (loss) to Adjusted EBITDA Before Other Charges, see page 38 of our Form 10-K.

Fiscal Year 2017 Bonuses: With respect to annual bonuses for named executive officers under the Management Incentive Program for fiscal year 2017, the Committee established the threshold, target, and maximum annual cash bonuses payable to each executive upon the achievement of the specified levels of Adjusted EBITDA.

The threshold level of bonus was set at 20% of base salary for Mr. Romano and 12% of base salary for Messrs. Stern and Masciantonio; the target level of bonus was set at 100% for Mr. Romano and 60% for Messrs. Stern and Masciantonio; and the maximum level of bonus was set at 200% for Mr. Romano and 120% for Messrs. Stern and Masciantonio.

In April 2017, the Committee established the levels of Adjusted EBITDA which would yield threshold, target, and maximum annual cash bonus for fiscal year 2017. The level of Adjusted EBITDA that would yield threshold level of target bonus was $24.4 million; the level of Adjusted EBITDA that would yield target level of bonus was $27.3 million; and the level of Adjusted EBITDA that would yield maximum level of target bonus was $32.1 million.

The Compensation Committee of the Board has determined that the Company did not yield a level of Adjusted EBITDA for fiscal year 2017 in excess of the threshold and, thus, no bonuses were payable to the named executive officers under the Management Incentive Program.

Fiscal Year 2018 Bonuses: In March 2018, the Committee established the Management Incentive Plan’s performance criteria (i.e., the requisite levels of Adjusted EBITDA) and the target amount of each Messrs.

Masciantonio and Stern’s annual bonuses, expressed as a percentage of each executive’s base salary, for the year ending February 2, 2019 (“fiscal year 2018”). As noted above, interim Chief Executive Officers are not eligible for the Management Incentive Plan, so the Committee did not set target annual bonus for Ms. Payner-Gregor. The level of Adjusted EBITDA that would yield threshold level of target bonus was $16.0 million; the level of Adjusted EBITDA that would yield target level of bonus was $21.0 million; and the level of Adjusted EBITDA that would yield maximum level of target bonus was $33.4 million.

For fiscal year 2018, the threshold level of each Messrs. Masciantonio and Stern’s annual bonuses is set at 6% of base salary, target level of bonus is set at 60% of base salary for Messrs. Masciantonio and Stern, and the maximum level of bonus is set at 120% for Messrs. Masciantonio and Stern.

Special or Discretionary Cash Bonuses

Transaction Bonuses: In fiscal year 2016, we entered into a Transaction Bonus Agreement with Mr. Romano (the “Romano Agreement”), and a Transaction Bonus and Retention Agreement with Mr. Masciantonio (the “Masciantonio Agreement”, and together with the Romano Agreement, the “Transaction Bonus Agreements”). The Transaction Bonus Agreements were amended on January 6, 2017 to extend the outside date for the completion of a qualifying transaction from May 31, 2017 to December 31, 2017.

Pursuant to the Masciantonio Agreement, as amended, in connection with the merger, Mr. Masciantonio was eligible to receive a retention bonus equal to 30% of his base salary and a transaction bonus equal to 30% of his base salary. The conditions for payment of the retention bonus payable pursuant to the Masciantonio Agreement were satisfied, and the Company paid the $117,000 retention bonus to Mr. Masciantonio in March 2017. The transaction bonus would have been payable to Mr. Masciantonio if (x) we had completed the merger before January 1, 2018, and (y) Mr. Masciantonio remained in service for 90 days following the closing of the merger. Because the merger did not occur, Mr. Masciantonio did not receive the transaction bonus.

Pursuant to the Romano Agreement, as amended, in connection with the merger, Mr. Romano would have been eligible for a transaction bonus equal to $350,000 in the event (i) we had completed the merger before January 1, 2018, and (ii) Mr. Romano remained in service for 90 days following the closing of the merger. The 90-day service requirement would have been waived if, during the 90 days following the closing of the merger, Mr. Romano died, became disabled, resigned with good reason, or had been terminated without cause. Because the merger did not occur, Mr. Romano did not receive the transaction bonus.

Retention Bonuses: On October 19, 2017, the Company entered into a retention bonus agreement with Messrs. Masciantonio and Stern, pursuant to which each received a lump sum retention bonus of $125,000. If, prior to October 19, 2018, the Company terminates the employment of either officer for “Cause” or if either of them resigns without “Good Reason” (as each such term is defined in the Destination Maternity Severance Plan), such officer is obligated to repay the Company the after-tax portion of such bonus.

Equity-Based Incentives

The Committee believes that equity awards, when appropriately structured, provide powerful long-term incentives and align the interests of the named executive officers with the interests of our stockholders. Accordingly, we continue to emphasize equity in the total compensation packages provided to our named executive officers.

At the 2017 annual meeting of stockholders (the “2017 Annual Meeting”), the Company submitted a proposal to its stockholders to amend the 2005 Equity Incentive Plan (the “2005 Plan”) to increase the number of shares of Common Stock issuable under the plan by 750,000. The proposal also: (1) imposed a minimum one year service-based vesting period from the date of grant, provided that such limitation will not apply to a change in control, a participant’s death or disability, or an amount not to exceed 5% of the aggregate shares of Common

Stock available for issuance under the 2005 Plan; (2) requires all dividends and distributions paid with respect to restricted stock awards to remain subject to the restrictions applicable to the underlying restricted stock award; and (3) removed Board discretion to determine when a change in control occurs if the underlying event is not specifically set forth in the definition of change in control under the 2005 Plan.

Time-Vested Equity Awards for Fiscal Year 2017: On September 26, 2017 (“Approval Date”) and following stockholder approval of the 2005 Equity Incentive Plan amendment described above, the Committee conditionally approved the issuance of 100,000 shares of time-based restricted stock awards to each of Messrs. Masciantonio and Stern, each such award subject to service-based vesting in equal annual installments over the four year period commencing on the Approval Date, if stockholders approved the amended 2005 Plan at the 2017 Annual Meeting. The Committee concluded that these awards were appropriate and necessary to retain and motivate key employees during the period of leadership transition.

Time-Vested Equity Awards for Fiscal Year 2018: On March 13, 2018, the Committee approved the issuance of 35,000 shares of time-based restricted stock awards and 35,000 time-based option awards to each of Messrs. Masciantonio and Stern, each such award subject to service-based vesting in equal annual installments over the four year period commencing on the grant date, which will be April 20, 2018 subject to accelerated vesting upon a change in control. The Committee concluded that these awards were appropriate and necessary to retain and motivate key employees during the period of leadership transition.

On March 13, 2018, the Compensation Committee also modified time-based equity awards granted to. Masciantonio and Stern in October 2017, to provide for accelerated upon a change in control. This reconciles the change in control treatment of the October 2017 awards to that of both prior and subsequent awards.

Performance-Based Restricted Stock Unit Grants for Fiscal Year 2017. The Company did not grant performance-based equity awards in fiscal year 2017 because it believes the current equity awards held by management, including the two most recent awards, provide adequate incentive for the management team to generate sustainable long-term results for the Company and its stockholders.

Performance-Based Restricted Stock Unit Grants for Fiscal Years 2015 and 2016. For the fiscal years 2015 and 2016, the performance condition was based on the Company’s cumulative Adjusted EBITDA, as reflected in the Company’s financials for the three-year period commencing with the fiscal year in which the award was issued. Just as with the Company’s Management Incentive Program, the Committee chose Adjusted EBITDA as the relevant performance metric for the performance share grant because it believes that continued profitability will be the key driver to increase stockholder value. The Committee determined that earnings, before interest, taxes, depreciation and amortization will be adjusted to exclude the impact of: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) gain or loss from the early extinguishment, redemption or repurchase of debt; (iv) stock-based compensation expense; (v) the impact of any changes to accounting principles that become effective during the performance period; and (vi) any expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, which includes for fiscal year 2015, any expenses incurred by the Company in connection with the relocation of its corporate headquarters and distribution center facilities, and which includes for fiscal year 2016, expenses incurred in connection with the process which resulted in the execution of the Merger Agreement.

For these awards, the following levels of Adjusted EBITDA will be used to determine the threshold, target and maximum performance-based restricted stock units earned:

Fiscal Year of RSU Grant	Performance Period (Fiscal Years)	Threshold Level ($)	Target Level ($)	Maximum Level ($)
2015	2015 through 2017	79,500,000	91,600,000	103,700,000
2016	2016 through 2018	81,200,000	101,500,000	114,898,000

The following table sets forth the threshold, target and maximum performance-based restricted stock units that may be earned by each named executive officer upon achievement of threshold, target and maximum levels of performance for each of the 2015 and 2016 awards:

Named Executive Officer (1)	Fiscal Year of RSU Grant	Threshold Level (#)	Target Level (#)	Maximum Level (#)
Anthony M. Romano—	2015	9,592	19,183	28,775
Former Chief Executive Officer & President (2)	2016	6,885	27,537	41,306

David Stern—
Executive Vice President & Chief Financial Officer effective August 1, 2016 (3)	2016	3,892	15,569	23,354

Ronald J. Masciantonio—	2015	4,069	8,138	12,207
Executive Vice President & Chief Administrative Officer	2016	2,921	11,683	17,525

(1)	Mr. Weinstein and Ms. Payner-Gregor were not eligible for performance-based restricted stock unit grants, as they were non-employee directors prior to each of their appointments as interim Chief Executive Officer.
(2)	Mr. Romano’s employment with us ceased on September 7, 2017.
(3)	Mr. Stern did not receive a 2015 performance-based restricted stock unit award because his employment with us did not commence until August 2016.

The Committee interpolated to determine the performance-based restricted stock units earned for all levels of cumulative operating income above the threshold level but below the maximum level.

Any dividends declared on the shares of Company stock underlying the performance-based restricted stock units will be credited as additional performance-based restricted stock units based on the fair market value of the Company stock on the dividend record date. Those additional performance-based restricted stock units will be earned, if at all, on the same terms as the original performance-based restricted stock units.

Pursuant to the Company’s standard form of performance-based restricted stock unit award agreement, vesting is contingent not only on satisfaction of the applicable performance conditions, but also generally on the executive’s continued employment with the Company throughout the applicable performance period. Notwithstanding the foregoing, if the executive’s employment terminates or is terminated (a) due to the executive’s death, (b) due to the executive’s disability, (c) by the executive for good reason, or (d) by the Company without Cause, then the executive would remain eligible to vest in a pro-rated portion of the units based on the actual performance of the Company through the end of the applicable performance period. Additionally, upon a change in control of the Company, all performance-based restricted stock units that have not been forfeited as of such date will vest at the target level.

During the three year period ending with the 2017 fiscal year, the Company did not achieve a level of performance sufficient for any portion of those awards to be earned.

For a reconciliation of net income (loss) to Adjusted EBITDA Before Other Charges, see page 38 of our Form 10-K.

Severance and Change in Control Benefits

The specific terms of our severance and change in control arrangements are discussed below under the heading “Potential Payments upon Termination or Change in Control.”

The Committee has noted the prevalence of severance and change in control arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. Specifically, the Committee has concluded that such commitments are required to retain the continued service of Messrs. Stern and Masciantonio. Further, in the case of any potential change in control, the Committee has concluded that such commitments are necessary to enable our named executive officers to evaluate objectively the benefits to stockholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The Committee also believes that reasonable severance and change in control benefits (1) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, (2) should be conditioned upon execution of a release of claims against the employer and its affiliates, and (3) should be conditioned on the executive’s commitment not to compete for a reasonable period following any cessation of his or her employment.

In general, cash severance benefits are expressed as a function of each executive’s base salary (or base salary and target bonus) as in effect at the time of separation.

Termination of Mr. Romano’s Employment. Effective at the close of business on September 7, 2017, Mr. Romano’s employment terminated and Mr. Romano resigned as member of the Board of Directors. In connection with Mr. Romano’s separation of service with the Company, he and the Company entered into a Separation and Release Agreement, pursuant to which Mr. Romano granted a general release and non-disparagement agreement in favor of the Company as a condition of the payment to him of the severance benefits described in his employment agreement, as described below under “Potential Payments Upon Termination or Change in Control—Anthony M. Romano.”

Additional Compensation Information

Tax and Accounting Considerations Affecting Executive Compensation. We endeavor to design our equity incentive awards so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards. In fiscal year 2017 and prior years, we have generally attempted to structure our arrangements to maximize the tax deductibility of compensation by taking advantage of performance-based exemptions to the limits of Section 162(m) of the Internal Revenue Code. However, because recent tax legislation eliminated the performance-based compensation exception for tax years beginning on January 1, 2018, the Committee will reevaluate elements of our compensation program that were previously designed to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code. The deductibility of compensation is just one in a variety of considerations relevant to the design of our compensation program, and as such, the Committee reserves the right to grant compensation that may not be tax deductible.

Compensation Risk Analysis. The Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Committee seeks to mitigate such risk by:

(a)	providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years (to encourage an appropriately long-term focus);

(b)	capping annual cash bonuses for named executive officers under the Management Incentive Program at 200% of base salary for Mr. Romano and 120% of base salary for Messrs. Stern and Masciantonio (to provide appropriate balance between short- and long-term objectives) for fiscal year 2017; and

(c)	reserving the discretion to reduce annual bonuses otherwise payable under the Management Incentive Program to allow recognition of the relationship between individual executive contributions and the achievement of specified performance metrics.

Stock Ownership Guidelines. The Committee recommended to the Board of Directors that a formal stock ownership guideline be implemented with respect to our management team. Based on the Committee’s recommendation, the Board adopted such a policy on January 24, 2014. Pursuant to this policy,

•	The Chief Executive Officer is required to own shares of our Common Stock having a fair market value equal to or greater than three times his or her then current annual base salary; and

•	Each other named executive officer is required to own shares of our Common Stock having a fair market value equal to or greater than his or her then current annual base salary.

Named executive officers are required to attain the specified level of stock ownership (a) within three years from the date of the adoption of these guidelines with respect to named executive officers then currently employed as of the date of adoption or (b) within five years of the named executive officer’s date of hire, with respect to officers employed after such date.

The failure of a named executive officer to comply with these guidelines will be considered by the Committee when determining future equity grants for such named executive officer. Compliance with these guidelines may be waived at the discretion of the Board. We believe that these ownership guidelines will provide a significant incentive for each of the named executive officers to ensure that his or her actions, and the actions of all those reporting to such officer, are focused on the creation of sustainable stockholder value and the avoidance of excessive risk.

Mr. Stern has five years from his hire date to comply with the stock ownership guidelines. Due to the currently low market price of our Common Stock, the Board approved a limited waiver of the stock ownership guidelines with respect to Mr. Masciantonio through calendar year 2018.

The Committee continues to evaluate the implementation of a clawback policy and intends to adopt such a policy after the SEC provides further guidance on that issue.

REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS

Report of the Compensation Committee

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Peter P. Longo, Chair
Barry Erdos

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2017 with management;

•	Discussed with the Company’s independent registered public accountants matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, in connection with the audit of the Company’s consolidated financial statements for fiscal year 2017; and

•	Received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board for its communications with the Audit Committee regarding independence, and has discussed with the independent registered public accountants its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for fiscal year 2017.

The Audit Committee
Barry Erdos, Chair
Michael J. Blitzer
Peter P. Longo

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such report by specific reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about all compensation earned during our fiscal years ended February 3, 2018, January 28, 2017, and January 30, 2016, and by the individuals who served as our executive officers during that year (collectively referred to as the “named executive officers”):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Compensation ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Melissa Payner-Gregor—	2017	116,735	—	—	9,240	—	—		125,975
Interim Chief Executive Officer (2)

David Stern—	2017	405,000	125,000	—	231,000	—	12,000	(3)	773,000
Executive Vice President & Chief Financial Officer (4)	2016	202,500	—	29,732	174,996	175,006	6,000		588,234

Ronald J. Masciantonio—	2017	403,058	242,000	—	231,000	—	12,000	(3)	888,058
Executive Vice President & Chief Administrative Officer	2016	390,000	—	57,262	166,834	175,000	12,000		801,096
	2015	390,000	—	168,538	121,582	—	12,000		692,120

Anthony M. Romano—	2017	520,365	—	—	—	—	1,330,485	(5)	1,850,850
Former Chief Executive Officer & President (5)	2016	825,000	—	—	393,228	412,500	12,000		1,642,728
	2015	825,000	—	790,291	286,594	—	12,000		1,913,885

Allen Weinstein—	2017	226,307	—	—	9,240	—	107,676		343,223
Former Interim Chief Executive Officer (6)

(1)	The amounts in the columns titled “Stock Awards” and “Option Awards” reflect the grant date fair values of awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718 and the assumptions stated in footnote #12 of our Form 10-K filed on April 19, 2018.
(2)	Ms. Payner-Gregor served as a non-employee director before her appointment as interim Chief Executive Officer on effective January 3, 2018. Per SEC rules, this table includes amounts Ms. Payner-Gregor received in her capacity as director ($85,735 in director fees and 4,000 shares of restricted stock with a grant date fair value of $9,240). These are the same amounts shown in the director compensation table on page 10.
(3)	Represents automobile expense reimbursement.
(4)	Mr. Stern commenced employment with us as our Chief Financial Officer in August 2016.
(5)	Mr. Romano’s employment with us ceased on September 7, 2017. In connection with his separation from service, Mr. Romano became entitled to severance payments totaling $1,321,088 and group health continuation valued at $1,397. In addition, prior to his separation from service, he received $8,000 in automobile expense reimbursement.
(6)	Mr. Weinstein served as a non-employee director before his appointment as interim Chief Executive Officer on September 7, 2017. Per SEC rules, this table includes amounts Mr. Weinstein received in his capacity as director ($42,692 in director fees and 4,000 shares of restricted stock with a grant date fair value of $9,240). These are the same amounts shown in the director compensation table on page 10. In connection with the cessation of Mr. Weinstein’s employment effective January 2, 2018, Mr. Weinstein’s received a $50,000 bonus that would otherwise have been payable to him on March 17, 2018, salary continuation of $47,962 and $9,714 for reimbursement of legal fees.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers during our fiscal year ended February 3, 2018.

Name	Grant Date	Approval Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			All Other Stock Awards: No. of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)
Melissa Payner—Gregor (1)	10/19/17	—	—	—	—	4,000		9,240

David Stern	4/21/17	—	48,600	243,000	486,000	—		—
	10/19/17	9/26/17	—	—	—	100,000	(5)	231,000

Ronald J. Masciantonio	4/21/17	—	46,800	234,000	468,000	—		—
	10/19/17	9/26/17	—	—	—	100,000	(5)	231,000

Anthony M. Romano	4/21/17	—	165,000	825,000	1,650,000	—		—

Allen Weinstein (1)	10/19/17	—	—	—	—	4,000		9,240

(1)	Per SEC rules, this table reflects amounts Mr. Weinstein and Ms. Payner-Gregor received in each of their capacities as director (4,000 shares of restricted stock with a grant date fair value of $9,240). As an interim Chief Executive Officer, neither Ms. Payner-Gregor nor Mr. Weinstein received equity grants in their capacities as interim Chief Executive Officer.
(2)	The Board approved the grants to Messrs. Masciantonio and Stern on September 26, 2017 contingent on stockholder approval, which occurred at the 2017 Annual Meeting on October 19, 2017.
(3)	The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to Mr. Masciantonio and Mr. Stern under the Company’s Management Incentive Program. The term “Threshold” means the lowest non-zero amount that could be paid as a bonus under the applicable programs if a bonus is payable for the applicable fiscal year. The threshold is not a minimum bonus. There is no minimum bonus under the Company’s Management Incentive Program. If specified performance objectives are not met for the applicable fiscal year, no bonus is payable for that fiscal year.
(4)	The amounts in the column under “Grant Date Fair Value of Stock and Option Awards” with respect to stock awards and option awards represent the fair value of the awards on the date of grant, as computed in accordance with applicable accounting standards and the assumptions stated in footnote #12 of our Form 10-K filed on April 19, 2018.
(5)	The amounts in the column under “All Other Stock Awards” represent shares of restricted stock that vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards” table below. Dividends on these shares of restricted stock are accrued while the shares are unvested and then paid upon vesting.

Outstanding Equity Awards

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards outstanding as of February 3, 2018, for each of our named executive officers.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares
Melissa Payner-Gregor	—	—		—	—	—	4,000		9,560	—		—

David Stern	18,313	54,292	(3)	—	5.62	8/1/26	—		—	—		—
	—	—		—	—	—	111,677	(4)	266,908	3,892		9,302

Ronald J. Masciantonio	12,000	—		—	11.89	1/29/20	—		—	—		—
	9,000	—		—	22.13	3/3/21	—		—	—		—
	4,882	—		—	14.51	11/18/21	—		—	—		—
	7,744	—		—	19.89	11/16/22	—		—	—		—
	7,788	—		—	30.5	12/4/23	—		—	—		—
	56,514	18,839	(5)	—	14.3	12/5/24	—		—	—		—
	14,018	42,054	(5)	—	7.49	3/30/26	—		—	—		—
	—	—		—	—	—	110,798	(6)	264,807	2,921		16,706

Anthony M. Romano (5)	—	—		—	—	—	—		—	3,671	(7)	8,774

Allen Weinstein	—	—		—	—	—	4,000		9,560	—		—

(1)	The market value is based upon the closing price of our Common Stock on February 3, 2018 ($2.39).
(2)	Amounts included under “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” represent the threshold award of performance-based restricted stock units issuable to each executive upon achievement of the threshold level of performance for each grant (for more information see the description of the Company’s performance-based restricted stock units above in “Compensation Discussion and Analysis”). As more fully described above, these performance-based restricted stock units for each award will vest, if at all, on the basis of the Company’s achievement of the specified performance metric over the subject three-year performance period. Per SEC rules, awards are shown at threshold.
(3)	The stock options granted to Mr. Stern vest in four substantially equal installments over the four-year period following the grant date, which was August 1, 2016.
(4)	Of the 111,677 unvested shares of restricted stock held by Mr. Stern, 3,892 will vest on August 1st of each of 2018, 2019, 2020 and 25,000 will vest on October 19th of each of 2018, 2019, 2020.
(5)	The unvested portion of Mr. Masciantonio’s option expiring December 5, 2024 will vest on December 5, 2018, and one third of the unvested portion of Mr. Masciantonio’s option expiring March 30, 2026 will vest on March 30th of each of 2018, 2019, 2020.
(6)	Of the 110,798 unvested shares of restricted stock held by Mr. Masciantonio, 2,035 will vest on December 5, 2018; 2,291 will vest on March 30th of each 2018, 2019, and 2020; and 25,000 will vest on October 19th of each of 2018, 2019, 2020.
(7)	Per Mr. Romano’s separation agreement, the only outstanding equity award remaining at the end of fiscal year 2017 is a pro-rata portion of his 2016 PRSU, which will become payable at the end of the 3-year performance period, to the extent earned.

Option Exercises and Stock Vested

The following table sets forth options exercised by, and stock awards vested to, our named executive officers during our fiscal year 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Melissa Payner-Gregor	—	—	4,000	14,720
David Stern	—	—	3,892	6,344
Ronald J. Masciantonio	—	—	5,774	19,917
Anthony M. Romano	—	—	23,786	48,611
Allen Weinstein	—	—	4,000	14,720

Potential Payments upon Termination or Change in Control

We have entered into agreements with each of our current named executive officers that provide payments and benefits to the executive in the event of his termination of employment under various circumstances, including a change of control. The following tables reflect the amount of compensation payable to each of our current named executive officers upon these various events. The amounts shown assume that such termination was effective as of February 3, 2018, the last day of our fiscal year. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our current named executive officers. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each current named executive officer is entitled to receive the payment of certain accrued obligations, including the following (none of which are included on the trigger event tables presented below for each named executive officer):

•	annual base salary through the date of termination, to the extent not previously paid;

•	any annual bonus earned but not previously paid with respect to a year ended prior to the date of termination (for those executives eligible for an annual bonus);

•	any accrued, but unused, vacation pay; and

•	any unreimbursed business expenses.

Melissa Payner-Gregor

Any termination. Upon a cessation of Ms. Payner-Gregor’s employment, Ms. Payner-Gregor will be entitled to the following payments and/or benefits:

•	Accelerated payment of $50,000 cash bonus (otherwise payable June 30, 2018), if terminated by the Company.

•	Company payment of COBRA premium (for herself and, to the extent covered immediately prior to the date of termination, her spouse and eligible dependents) under our group health plan for the duration of any COBRA coverage period.

Assuming one of the following events occurred on February 3, 2018, Ms. Payner-Gregor’s payments and benefits have an estimated value of:

	Cash Payment ($)	Group Health Continuation ($)		Total ($)(1)
Termination by Company	50,000	33,528	(2)	82,528
Any other termination	—	33,528	(2)	33,528

(1)	This amount excludes treatment of equity received in her capacity as a non-employee director. See “Director Compensation” for vesting of those awards.
(2)	This amount assumes 18 months of COBRA at a monthly rate of $1,397, however there are certain scenarios in which Ms. Payner-Gregor and/or her spouse may be entitled to receive less than 18 months of COBRA coverage, such as Ms. Payner-Gregor’s eligibility for other employer-provided health coverage or Ms. Payner-Gregor’s eligibility for Medicare; there are also certain scenarios in which in Ms. Payner-Gregor and/or her spouse may be entitled to receive up to 36 months of COBRA coverage, such as her death or disability.

David Stern

Under the terms of his employment agreement, Mr. Stern has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the two year period after a “change in control,” Mr. Stern will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth of his base salary for twelve months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the Two Year Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the two year period immediately following a “change in control,” Mr. Stern will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth of his base salary for 24 months;

•	additional equal monthly severance payment installments of an aggregate of 60% of Mr. Stern’s base salary paid over 24 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months; and

•	payments by us to or for the benefit of Mr. Stern shall be limited to the largest amount that could be payable to Mr. Stern without causing the application of the excise tax under Section 4999 of the Code; provided that such reduction shall only be imposed if the aggregate after-tax value of such amounts is equal to or greater than the aggregate after-tax value (after giving effect to the excise tax) of such amount without any such reduction.

Mr. Stern is bound by certain non-competition and non-solicitation covenants, which extend for a period of 24 months following termination of employment during the two year period immediately following a “change in control” and 12 months in all other instances. In order to receive any severance or termination payments or benefits described above, Mr. Stern is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Stern’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (vi) refusal to perform the lawful and reasonable directives of a supervisor.

Good Reason. Mr. Stern may terminate his employment for “good reason” upon the occurrence of any of the following without his prior consent: (i) a material, adverse change in title, authority or duties; (ii) a reduction in base salary or bonus opportunity; or (iii) a relocation of his principal worksite more than 50 miles from the Company’s headquarters.

Change in Control. The “change in control” provisions of Mr. Stern’s employment agreement will generally be triggered upon the first to occur of any of the following:

•	any person becomes beneficial owner of more than 50% of the voting power of the Company’s then outstanding securities;

•	a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

•	the sale of substantially all of our assets; or

•	a liquidation or dissolution of the Company.

Acceleration of Certain Unvested Equity. Under the terms of certain of Mr. Stern’s time-vested stock option and restricted stock awards granted in connection with his hire, the vesting of those awards would accelerate in the event of a change in control.

Assuming one of the following events occurred on February 3, 2018, Mr. Stern’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment Pro-Rata Annual Bonus	Additional Severance Payment		Health Benefit Continuation ($)		Value of Restricted Stock and Options Subject to Acceleration ($)		Value of Performance- Based Stock Units Subject to Acceleration		Total ($)
Without Cause or for Good Reason	405,000	(1)	—	—		20,736	(2)	27,908		0	(3)	453,644
Without Cause or for Good Reason within 24 months after a Change in Control	810,000	(4)	—	243,000	(5)	31,104	(6)	266,908	(7)	37,209	(8)	1,388,221
Change in Control (without termination)	—		—	—		—		266,908	(7)	37,209	(8)	304,117

(1)	This amount is equal to 12 months of Mr. Stern’s monthly base salary as of February 3, 2018.

(2)	This amount represents premium payments for 12 months of continued group health coverage.
(3)	In accordance with the PRSU award agreement, Mr. Stern would be entitled to a pro-rata portion of his outstanding performance-based restricted stock units if earned; based on performance to date, the Company has assumed a zero value for these awards.
(4)	This amount is equal to 24 months of Mr. Stern’s monthly base salary as of February 3, 2018.
(5)	This amount represents an amount equal to Mr. Stern’s target bonus.
(6)	This amount represents premium payments for 18 months of continued group health coverage.
(7)	This amount represents the value of the value of 111,677 shares of otherwise unvested restricted shares, based on $2.39, the closing price of our Common Stock on February 3, 2018. No value is attributed in this table to accelerated option vesting, as all of the executive’s options were underwater as of February 3, 2018.
(8)	Per the terms of the PRSU award agreement, this amount represents the value of outstanding PRSUs at target, based on $2.39, the closing price of our Common Stock on February 3, 2018.

In addition, pursuant to Mr. Stern’s October 19, 2017 retention bonus agreement, if, prior to October 19, 2018, the Company terminates his employment for “Cause” or if he resigns without “Good Reason” (as each such term is defined in the Destination Maternity Severance Plan), such officer is obligated to repay the Company the after-tax portion of such bonus. Assuming Mr. Stern’s employment terminated at the end of fiscal year 2017 due to a termination by the Company without Cause or Mr. Stern’s resignation with Good Reason, Mr. Stern is under no obligation to repay the after-tax portion of the $125,000 retention bonus.

Ronald J. Masciantonio

Under the terms of his amended and restated employment agreement, Mr. Masciantonio has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 24 month period after a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-ninth of his base salary for nine months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the Two Year Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the two year period immediately following a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-tenth of his base salary for 20 months;

•	additional equal monthly severance payment installments of an aggregate of 60% of Mr. Masciantonio’s base salary paid over 20 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months; and

•	payments by us to or for the benefit of Mr. Masciantonio shall be limited to the largest amount that could be payable to Mr. Masciantonio without causing the application of the excise tax under Section 4999 of the Code.

Mr. Masciantonio is bound by certain non-competition and non-solicitation covenants, which extend for a period of 24 months following termination of employment during the two year period immediately following a “change in control” and 12 months in all other instances. In order to receive any severance or termination payments or benefits described above, Mr. Masciantonio was required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. The definition of “cause” in Mr. Masciantonio’s employment agreement is substantially the same as described above with respect to Mr. Stern’s agreement.

Good Reason. The definition of “good reason” in Mr. Masciantonio’s employment agreement is substantially the same as described above with respect to Mr. Stern’s employment agreement.

Change in Control. The definition of “change in control” in Mr. Masciantonio’s employment agreement is substantially the same as described above with respect to Mr. Stern’s employment agreement.

Assuming one of the following events occurred on February 3, 2018, Mr. Masciantonio’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment Pro-Rata Annual Bonus	Additional Severance Payment		Health Benefit Continuation ($)		Value of Restricted Stock and Options Subject to Acceleration ($)		Value of Performance Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	425,000	(1)	—	—		22,896	(2)	0		0	(3)	447,896
Without Cause or for Good Reason within 24 months after a Change in Control	850,000	(4)	—	255,000	(5)	34,344	(6)	264,807	(7)	47,372	(8)	1,451,523
Change in Control (without termination)	—		—	—		—		264,807	(7)	47,372	(8)	312,179

(1)	This amount is equal to Mr. Masciantonio’s annual base salary as of February 3, 2018.
(2)	This amount represents premium payments for 12 months of continued group health coverage.
(3)	In accordance with the PRSU award agreement, Mr. Masciantonio would be entitled to a pro-rata portion of his outstanding performance-based restricted stock units if earned; based on performance to date, the Company has assumed a zero value for these awards.
(4)	This amount is equal to twice Mr. Masciantonio’s annual base salary as of February 3, 2018.
(5)	This amount represents an amount equal to Mr. Masciantonio’s target bonus.
(6)	This amount represents premium payments for 18 months of continued group health coverage.
(7)	This amount represents the value of the value of 110,798 shares of otherwise unvested restricted shares, based on $2.39, the closing price of our Common Stock on February 3, 2018. No value is attributed in this table to accelerated option vesting, as all of the executive’s options were underwater as of February 3, 2018.
(8)	Per the terms of the PRSU award agreement, this amount represents the value of outstanding 2015 and 2016 PRSUs at target based on $2.39, the closing price of our Common Stock on February 3, 2018.

Additionally, pursuant to Mr. Masciantonio’s October 19, 2017 retention bonus agreement, if, prior to October 19, 2018, the Company terminates his employment for “Cause” or if he resigns without “Good Reason” (as each such term is defined in the Destination Maternity Severance Plan), such officer is obligated to repay the Company the after-tax portion of such bonus. Assuming Mr. Masciantonio’s employment terminated at the end of fiscal year 2017 due to a termination by the Company without Cause or Mr. Masciantonio’s resignation with Good Reason, Mr. Masciantonio is under no obligation to repay the after-tax portion of the $125,000 retention bonus.

Anthony M. Romano

Under the terms of the Employment Agreement with Mr. Romano, as amended, Mr. Romano had the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, did not occur within the 2 year period after a “change in control,” Mr. Romano was entitled to the following payments and/or benefits:

•	continuation of base salary for 12 months;

•	payment of an amount equal to the average annual bonus earned by Mr. Romano over the preceding two years, which shall be paid in equal installments over the 12 months following such termination;

•	with respect to each outstanding grant of time-based restricted stock, time-based restricted stock units or stock options, vesting of the tranche that was next scheduled to vest pursuant to each such grant shall be accelerated;

•	a pro-rata portion of any outstanding performance-based restricted stock units will remain outstanding and will vest to the extent earned based on the actual performance of the Company through the end of the applicable performance period; provided however, if a change in control occurs during the performance period, such units will then vest at the target level and be immediately settled;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

As noted above, Mr. Romano’s employment with the Company ceased on September 7, 2017 and in connection therewith he and the Company entered into a Separation and Release Agreement pursuant to which he was entitled to receive the payments and benefits described above and quantified in the table below:

	Severance Payment ($)		Additional Severance Payment		Health Benefit Continuation ($)		Value of Restricted Stock Subject to Acceleration ($)		Value of Performance Based Stock Units Subject to Acceleration ($)		Total ($)
Severance Actually Paid	825,000	(1)	496,088	(2)	16,764	(3)	15,576	(4)	0	(5)	1,350,583

(1)	This amount is equal to 12 months of Mr. Romano’s monthly base salary as of September 7, 2017.
(2)	This amount represents an amount equal to the annual average bonus earned by Mr. Romano over the prior two fiscal years, disregarding the additional conditions imposed on Mr. Romano’s 2016 annual bonus following the completion of fiscal 2016.
(3)	This amount represents premium payments for 12 months of continued group health coverage.
(4)	This amount represents the value of 14,291 shares of otherwise unvested Common Stock (which represents restricted stock that would have vested at the next scheduled vest after February 3, 2018) based on $1.09, the closing price of our Common Stock on September 7, 2017, Mr. Romano’s separation date. No value is attributed in this table to accelerated option vesting, as all of the executive’s options were underwater as of September 7, 2017.
(5)	Although Mr. Romano would be entitled to a pro-rata portion of his outstanding performance-based restricted stock units to the extent earned per the terms of his employment agreement, based on performance to date, the Company has assumed a zero value for these awards.

Allen Weinstein

Any termination. Upon cessation of Mr. Weinstein’s employment on January 2, 2018, he received accelerated payment of the $50,000 cash bonus that would otherwise have been paid to him on March 17, 2018, $47,692 in salary continuation payments, and payment of $9,714 for his reasonable legal fees. No other payments or benefits became due to him as a result of his cessation of service.

PROPOSALS FOR CONSIDERATION BY THE STOCKHOLDERS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our Board of Directors currently consists of five members whose terms will expire at the Annual Meeting. Mr. Blitzer has notified the Board of Directors that he will not seek re-election to the Board of Directors at the Annual Meeting. In light of Mr. Blitzer’s decision, the Board of Directors has reduced the number of directors on the Board of Directors from five to four, effective upon commencement of the Annual Meeting. We are nominating the four remaining incumbent directors for re-election at the Annual Meeting. Ms. Payner-Gregor and Mr. Erdos were elected by the stockholders at the 2017 Annual Meeting of Stockholders. Mr. Longo was appointed to the Board of Directors, effective December 21, 2017. Mr. Mestre was appointed to the Board of Directors, effective April 2, 2018, in connection with the Support Agreement between the Company, Orchestra and Yeled.

On April 2, 2018, the Company entered into the Support Agreement, pursuant to which the Company agreed to appoint Messrs. Mestre and Jacomin to the Board, with their terms expiring at the Annual Meeting. As a result, the Board of Directors consisted of six members. Pursuant to the Support Agreement, in the event that either of Messrs. Mestre or Jacomin is unable to serve as a director and resigns or is removed from the Board of Directors, Orchestra and Yeled may name a substitute person to replace such director, subject to the Company’s eligibility and qualification standards for directors and certain other conditions in the Support Agreement. The Company also agreed pursuant to the Support Agreement to include Messrs. Mestre and Jacomin on the Company’s slate of directors nominated for election at the Annual Meeting and recommend that the Company’s stockholders vote in favor of the election of Messrs. Mestre and Jacomin. On April 11, 2018, Mr. Jacomin tendered his resignation to the Board of Directors. On April 12, 2018, the Board of Directors decreased the size of the Board from six directors to five directors. Under the Support Agreement, Orchestra and Yeled have agreed to vote, or cause to be voted, all shares of Common Stock owned by them as of April 2, 2018 and acquired thereafter in favor of all of the Company’s nominees for director and in accordance with the Board of Directors’ recommendation with respect to any other proposals presented at the Annual Meeting. As of April 2, 2018, Orchestra and Yeled owned in the aggregate 1,922,820 shares of Common Stock, representing approximately 13.1% of the outstanding shares of Common Stock. The foregoing is not a complete description of the terms of the Support Agreement. For a further description of the terms of the Support Agreement, including a copy of the Support Agreement, see our Current Report on Form 8-K that we filed with the SEC on April 3, 2017.

You may receive a proxy statement, Gold proxy card and other solicitation materials from Miller. The Destination Maternity Board of Directors unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors on the WHITE proxy card. Our Board of Directors strongly urges you not to sign or return any Gold proxy card sent to you by Miller. Please note that voting to “withhold” with respect to any Miller nominee on a Gold proxy card sent to you by Miller is not the same as voting for the Board of Directors’ nominees on the WHITE proxy card because a vote to “withhold” with respect to any Miller nominee on his Gold proxy card will revoke any WHITE proxy card you may have previously submitted. To support the Board of Directors’ nominees, you should vote FOR the Board of Directors’ nominees on the WHITE proxy card and disregard, and not return, any Gold proxy card sent to you by Miller. If you have previously submitted a Gold proxy card sent to you by Miller, you can revoke that proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card.

Your vote is very important. Even if you plan to attend the Annual Meeting, we request that you vote your shares by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by voting via the Internet or by telephone using the instructions provided on the enclosed WHITE proxy card. If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of this proposal, if you do not give instructions to your broker, your broker may not be able to vote your shares with respect to the election of directors. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares in line with the Board of Directors’ recommendations on the WHITE proxy card.

During fiscal 2017, we recognized the following achievements:

•	We relaunched our four ecommerce websites in early 2017 and saw an increase in comparable sales of over 40% in that channel, with much of that improvement driven by major conversion improvements on all devices, particularly mobile. The strength of the digital platform helped us deliver a 5.2% increase in retail comparable sales in the fourth quarter of fiscal 2017.

•	Consistent with our strategy to increase integrating our brick-and-mortar and ecommerce sales channels, we enabled both fulfill from store and pickup from store options for select store locations in the later part of the fiscal year.

•	We realized a 20-basis point increase in gross margin from fiscal 2016, which was driven partially by reduced product costs.

•	We implemented an internal reorganization and cost cutting initiative which contributed to an over a $5.2 million reduction in selling, general and administrative expenses for fiscal 2017, and we expect that the annualized savings will exceed $10 million in fiscal 2018.

•	In order to strengthen our balance sheet and enhance our borrowing capacity, we recently entered into a new five-year, $25 million senior secured term loan facility and negotiated the extension of our current revolving credit facility to be coterminous with this new term loan. Along with other modifications, the Board of Directors expects these arrangements will yield in excess of $10 million of additional borrowing availability going forward, enabling us to capitalize on our leadership position in the U.S. maternity market, effectively compete in the rapidly changing retail landscape and deliver profitable long term growth.

Under the leadership of our Board of Directors, we have put into place and expect to execute the following strategies moving forward:

•	Supplying the very best product to our customers. At our core, we are a fashion company. We believe that a new mom does not have to change her style when she is expecting. We believe that we offer highly differentiated products and on-trend style that is technically designed to fit her changing body.

•	Creating a more seamless and relevant omni-channel experience. We expect to bring our strengths in each respective channel to all channels. For example, while we believe that our digital experience is highly efficient, we also believe that it lacks the level of customer service and emotional connection that is driven by our in-store sales associates. To that end, we are exploring creating a more interactive and informative experience online through initiatives such as live chat, increased content and an online community. As to the stores, although our level of customer service is a strength, we are seeking to identify ways to increase traffic in our stores. To that end, we are working to use our strong traffic online to drive footsteps to the stores with our buy online pickup from store initiatives as well as planned future initiatives, such as in-store appointment scheduling.

•	Improving our product sourcing, planning, buying and allocation. We have recently invested heavily in both tools and personnel to drive better inventory management from conception through replenishment. With time, we have gained insights on which we now plan to capitalize. For instance, we believe we can strengthen size profiling, and we are focused on gaining insight and capitalizing on this opportunity as we move forward. We also plan to optimize our sourcing calendar so that we can expand in all channels, including our wholesale sales channel.

•

Expanding our distribution points and product category offerings in order to grow our sales revenue. We believe there are now opportunities for us to re-grow our network, particularly in the digital space, where we believe expansion can be accomplished with minimal impact on our in-store sales. To that end, this year we expect to begin offering our products in at least one more online marketplace (in addition to Macys.com), with more to come. In addition, we plan to deepen our relationship with Amazon by transferring onto the Amazon Retail platform, which will give our Amazon customers full access to Prime fulfillment. Furthermore, we believe our positioning gives us the unique opportunity to offer our customers products that extend beyond pregnancy to life as a new-mom. To that end, we expect to explore opportunities to expand our product offering in a low-risk manner, such as by including next stage products primarily through our digital platform.

•	Protecting and expanding the revenue we receive from our marketing partnerships business. We believe that we have access to highly valuable customers, and we have been able to leverage this access with our third-party partners to offer customers great savings and services beyond maternity needs. We believe we can drive additional revenue through this channel with additional assets without detracting from our apparel business.

•	Working diligently every day to improve our profitability. As mentioned above, we believe that our recent reorganization and cost cutting initiatives will deliver over $10 million in run-rate savings as we move forward. However, we believe that we need to adopt and maintain a stringent, profit-focused philosophy. This strategy includes continued, rigorous review of our real estate portfolio (which has a high degree of liquidity over the next several years) as well as opportunistically cutting or investing in our operation when return-on-investment appropriate.

The persons named as proxies intend to vote the proxies FOR the election of each of the Board of Directors’ four nominees for a one-year term expiring at the next annual meeting of stockholders unless you indicate on the WHITE proxy card a vote to “WITHHOLD” your vote with respect to any of the nominees.

The nominees recommended by our Board of Directors have consented to serving as nominees for election to our Board of Directors, to being named in this Proxy Statement and to serving as members of our Board of Directors if elected by our stockholders. As of the date of this Proxy Statement, we have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if, prior to the Annual Meeting, for any reason, a nominee becomes unable to serve or for good cause will not serve if elected, our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for such substitute nominee. If any substitute nominees are so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

The following biographical information is furnished as to each of the Board of Directors’ nominees for election as a director:

Barry Erdos, 74, has served as a director of the Company since January 2010 and as Non-Executive Chair since September 7, 2017. Mr. Erdos is a consultant in the retail industry. Mr. Erdos served as Chief Executive Officer of F.A.O. Schwarz, Inc. from March 2009 until its acquisition by Toys “R” Us in May 2009. From 2005 until 2008, Mr. Erdos was a director of Bluefly, Inc. where he was also President and Chief Operating Officer in 2008. Prior to joining Bluefly, Inc., Mr. Erdos held senior management positions with prominent retailers, including President and Chief Operating Officer of Build A Bear Workshop, Chief Operating Officer of Ann Taylor, Inc., Chief Operating Officer of J. Crew Group, and Executive Vice President and Chief Financial Officer of The Limited Inc.’s Limited Express division. Mr. Erdos also served as a director of Trio Merger Corp. Mr. Erdos qualifies as an “audit committee financial expert” satisfying the rules of the SEC. Mr. Erdos’s qualification as an audit committee financial expert as well as his extensive management experience make him highly qualified to serve both as a director of the Company and a financial expert on the Audit Committee.

Melissa Payner-Gregor, 59, has served as a director of the Company since August 2009 and as interim Chief Executive Officer of the Company since January 3, 2018. She served as an advisor to Bluefly Inc. in 2015, having previously served as the company’s Chief Executive Officer from 2004 to 2012. In 2003 she was Bluefly’s President. Prior to joining Bluefly, Ms. Payner-Gregor held senior management positions with prominent retailers and consumer products companies, including Chief Executive Officer and President of Spiegel Catalog and President of Chico’s FAS. Ms. Payner-Gregor’s experience as manager of several successful retail establishments allows her to bring an important perspective to our Board of Directors, given the Company’s participation in the retail market. Through her experience as the chief executive officer of a leading online retailer and senior manager of several other successful retailers, Ms. Payner-Gregor brings significant knowledge to our Board of Directors in the areas of merchandising, marketing, eCommerce, business operations, risk management and corporate governance.

Peter P. Longo, 68, has served as a director of the Company since December 2017. Mr. Longo most recently served as President of Macy’s Logistics/Operations, a position he held since 2000. In this role, Mr. Longo was pivotal in leading the business plan development and implementation for the logistics and technology infrastructure to support Macy’s e-commerce efforts as well as the company’s transition to omni-channel involving the analytics, operations, and systems for a flexible fulfillment network. Prior to this role, Mr. Longo functioned in a senior level capacity during the significant integrations of then Federated Department Stores with Macy’s and the May Company, and the administrative and organizational restructuring of the company. Along with his work with Macy’s, Mr. Longo has also served as Co-Chair of VICS (Voluntary Industry Collaboration & Solutions) and served on the Board of Governors for GS1-US and GS1-Global. In 2015 he received the Roger Milliken Award for outstanding contribution to industry collaboration and for his leadership in bringing RFID technology to the retail supply chain. Mr. Longo is a graduate of Villanova University with a BS in Economics and New York University with an MBA in Finance. Mr. Longo brings to our Board of Directors his strong operational and e-commerce background.

Pierre-André Mestre, 54, has been a co-founder and the chairman of the board of Orchestra-Prémaman, S.A., an international retailer of clothing and footwear for children up to 14 years old, childcare products, and maternity clothing, since 1995. Mr. Mestre holds a High Diploma in from Mas de Tesse High School and holds a BTS in business from IDRAC Business School. Mr. Mestre brings to our Board of Directors his breadth of management experience in international clothing retail.

The Board of Directors recommends that you vote FOR this Proposal 1 to elect all of its Nominees to the Board of Directors for a term expiring at the next Annual Meeting of Stockholders.

RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 2)

The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal year 2018, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. KPMG LLP has served as our independent registered public accountants since June 6, 2002. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

The submission of the appointment of KPMG LLP is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent registered public accountants will be considered by the Board of Directors. If KPMG LLP shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent registered public accountants.

A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR this Proposal 2 to ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2018.

Auditor Fees and Services

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for fiscal years 2017 and 2016:

Fee Category	Fiscal Year 2017 Fees ($)	Fiscal Year 2016 Fees ($)
Audit Fees (1)	869,484	971,962
Audit-Related Fees (2)	272,500	—
Tax Fees (3)	174,356	181,666
All Other Fees (4)	203,650	372,000

Total Fees	1,519,990	1,525,628

(1)	Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and for services provided in connection with certain statutory and regulatory filings, including consents.
(2)	Audit-Related Fees consist of fees billed for professional services rendered for consultations and filings related to the formerly-proposed merger with Orchestra.
(3)	Tax Fees consist of fees billed for professional services relating to tax compliance and other tax advice.
(4)	All Other Fees in fiscal year 2017 consist of fees billed for professional services for assistance with a gap assessment between U.S. generally accepted accounting principles and international financial reporting standards. All Other Fees in fiscal year 2016 consist of fees billed for professional services for due diligence assistance relating to the formerly-proposed merger with Orchestra.

The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax and other services. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent registered public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit, audit-related and non-audit services described above rendered to the Company by KPMG LLP during fiscal years 2016 and 2017 and has pre-approved similar services to be rendered during the fiscal year 2018. The Audit Committee believes the rendering of these services is not incompatible with the independent registered public accountants maintaining their independence.

ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

(PROPOSAL 3)

The requirements of the Securities Exchange Act of 1934 and the related rules of the SEC enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. At our Annual Meeting of Stockholders held in October 2017, our stockholders were asked to vote on whether the “Say-on-Pay” advisory vote should be held annually, every two years or every three years. Our stockholders indicated a preference for holding such a vote on an annual basis. Our Board determined, as a result of such vote on the frequency of the advisory vote to approve our executive compensation, that we will hold a “Say-On-Pay” stockholder advisory vote to approve our executive compensation every year. The Company’s “Say-On-Pay” stockholder advisory vote received approximately 58% approval last year and over 98% approval in the prior advisory vote.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Executive Compensation—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Nonetheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote FOR this Proposal 3 to ratify the compensation of the named executive officers.

MILLER PROPOSAL TO AMEND THE COMPANY’S BYLAWS

(MILLER PROPOSAL)

On March 24, 2018, Miller delivered notice to the Company that he intends to present the Miller Proposal at the Annual Meeting to amend the Company’s By-laws (the “By-law Amendment”). The By-law Amendment would repeal each provision of, or amendment to, the By-laws adopted without the approval of the Company’s stockholders subsequent to December 22, 2016, and up to and including the conclusion of the Annual Meeting.

The Miller Proposal is not included in the Company’s proxy solicitation materials as an item to be voted upon at the Annual Meeting. The Miller Proposal is not on the agenda for the Annual Meeting. If Miller properly raises the Miller Proposal at the Annual Meeting, such proposal will be voted upon. In order to facilitate the voting of your proxy in such event, the Company has included the Miller Proposal regarding the By-law Amendment on the WHITE proxy card.

The Board believes that the By-law Amendment is not in the best interest of the Company and its stockholders because:

•	as of the date of this Proxy Statement, there have been no amendments to the Company’s By-laws subsequent to December 22, 2016, so the Miller Proposal and the By-law Amendment are unnecessary;

•	the Board of Directors’ fiduciary duties require that it retain the flexibility to adopt, at any time, any new By-law or amendment to the By-laws that it believes is proper and in the best interest of all of the stockholders. The automatic repeal of any duly adopted By-law or By-law amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted By-law or By-law amendments that are in the best interests of the Company and its stockholders, including in response to unforeseeable events occurring between now and the Annual Meeting; and

•	the Board of Directors is properly empowered by the Company’s corporate documents and applicable law to amend, repeal or add the Company’s By-laws in accordance with its fiduciary duties. We believe that the Miller Proposal has no purpose other than to frustrate the Board of Directors’ actions that are consistent with its duties to all stockholders.

Accordingly, if the Miller Proposal is properly presented at the Annual Meeting, we will ask our stockholders to vote “AGAINST” the following resolution:

RESOLVED, that each provision of, or amendment to, the Bylaws of the Corporation, effective December 22, 2016 (the “Bylaws”), adopted without the approval of the stockholders of the Corporation subsequent to December 22, 2016, which is the date of the most recent publicly disclosed Bylaws, and up to and including the conclusion of the 2018 annual meeting of stockholders of the Corporation (including any and all adjournments, postponements, continuations or reschedulings thereof, or any other meeting of stockholders of the Corporation that may be called in lieu thereof), be repealed, effective as of the time this resolution is approved by the stockholders of the Corporation.

The Board of Directors recommends that you vote on the WHITE proxy card AGAINST the Miller Proposal to amend the Company’s By-laws.

Proxies solicited by the Board of Directors on the WHITE proxy card will be voted “AGAINST” the Miller Proposal for the By-law Amendment unless stockholders specify a contrary vote on their WHITE proxy card.

ADDITIONAL INFORMATION

Participants in the Solicitation

Under applicable SEC regulations, members of the Board and certain officers and employees of the Company will be “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. Certain information concerning such persons is set forth in the Proxy Statement and in Annex A hereto.

Solicitation of Proxies; Expenses

We are required by law to convene an annual meeting of stockholders at which directors are elected. Because our shares are widely held, it would be impractical for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. United States federal securities laws require us to send you the Proxy Statement, and any amendments and supplements thereto, and to specify the information required to be contained in it. This solicitation of proxies is being made by the Board and all expenses of this solicitation will be borne by the Company. These costs include, among other items, the expense of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners, and reimbursements paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owner’s voting instructions. In addition to soliciting proxies by mail, directors, officers and employees may solicit proxies on behalf of the Board, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. The Company has retained Okapi Partners LLC (“Okapi”) to solicit proxies. Under our agreement with Okapi, Okapi will receive a fee of up to $75,000, plus reimbursement of reasonable expenses. Okapi expects that approximately 40 of its employees will assist in the solicitation. Okapi is soliciting proxies by mail, telephone, facsimile or email. Our aggregate expenses, including those of Okapi, related to our solicitation of proxies, excluding salaries and wages of our regular employees and expenses that we would ordinarily incur in connection with an uncontested annual meeting, are expected to be approximately $350,000, of which approximately $75,000 has been incurred as of the date of this Proxy Statement. Annex A sets forth information relating to our directors and director nominees as well as certain of our officers and employees who are “participants” in our solicitation under the rules of the SEC by reason of their position as directors and director nominees of the Company or because they may be soliciting proxies on our behalf.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Proxy Statement or made from time to time by management of the Company, including those regarding various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our Common Stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the SEC, or in materials incorporated therein by reference.

Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify us at investor_relations@DestinationMaternity.com or Investor Relations, Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057, telephone (856) 291-9700. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Other Business

Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Annual Report

A copy of the Company’s Annual Report to Stockholders for fiscal year 2017 accompanies this Proxy Statement.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the fiscal year ended February 3, 2018. Requests should be directed to Destination Maternity Corporation, Attention: Chief Financial Officer, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Stockholder Proposals

Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2019 (the “2019 Annual Meeting”). It is currently anticipated that the 2019 Annual

Meeting will be held on May 23, 2019. Based on this date, in order for a stockholder’s nomination of one or more candidates for election as directors at the 2019 Annual Meeting or any other proposal to be considered at the 2019 Annual Meeting, the notice described below must be received by us at the address set forth below, together with certain information specified in our By-laws, not earlier than February 22, 2019 and not later March 24, 2019.

A stockholder who proposes to nominate an individual for election to the Board of Directors at the 2019 Annual Meeting must deliver a written notice to the Secretary of the Company, which includes: (i) a complete description of the proposed nominee’s qualifications, experience and background, and any and all other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) a description of all relationships between the proposed nominee and such stockholder and any agreements or understandings between such stockholders and the proposed nominee regarding the nomination; (iii) a description of all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company; and (iv) a statement signed by the proposed nominee in which he or she consents to being named in the proxy statement as a nominee and to serving as a director if elected.

In addition, a stockholder who either proposes to nominate an individual for election to the Board of Directors or intends to propose any other business that is a proper matter for stockholder action at the 2019 Annual Meeting must deliver a written notice to the Secretary of the Company, which includes: (i) the name and address of the stockholder giving the notice, as it appears on the Company’s books, and the telephone number of such stockholder; (ii) the name, address and telephone number of the beneficial owner, if any, on whose behalf the nomination is being made; (iii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner and the time period for which such shares have been held; (iv) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting; (v) a representation that such stockholder and such beneficial owner intend to continue to hold the reported shares through the date of the meeting; and (vi) with respect to any proper business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners. The stockholder’s written notice should be sent to the attention of the Secretary, c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

In addition to being able to present proposals for consideration at the Annual Meeting, stockholders may also be able to have their proposals for any proper business (not including director nominations) included in our proxy statement and form of proxy for the 2019 Annual Meeting. In order to have any such stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than December 26, 2018, and the stockholder must otherwise comply with applicable SEC requirements and our By-laws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary, and all notices and nominations referred to above must be sent to our Secretary, at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

By Order of the Board of Directors

Melissa Payner-Gregor
Chief Executive Officer

Moorestown, New Jersey

April 24, 2018

ANNEX A

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board, the Board’s nominees, and certain officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such persons (the “Participants”).

Directors and Nominees

The following table sets forth the names and business addresses of the Company’s Board and the Nominees as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors is carried on. The principal occupations or employment are set forth under the heading “Proposals for Consideration by the Stockholders — Election of Directors (Proposal 1)” in the Proxy Statement.

Name	Business Address
Barry Erdos	c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057
Michael J. Blitzer	c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057
Peter P. Longo	c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057
Pierre-André Mestre	c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057
Melissa Payner-Gregor	c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057

Certain Officers

The Participants who are executive officers and employees of the Company are Melissa Payner-Gregor, Ronald Masciantonio and David Stern. The business address for each is c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057. Their principal occupations are stated in the Proxy Statement.

Information Regarding Ownership of the Company’s Securities by Participants

The number of the Company’s securities beneficially owned by directors and named executive officers as of April 20, 2018 is set forth under the heading “Security Ownership of Certain Beneficial Owners and Management” in the Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth acquisitions and dispositions of the Company’s securities since April 20, 2016 by the persons listed above under “Directors and Nominees” and “Certain Officers” and their affiliates. None of these participants engaged in any open market purchases or sales of the Company’s securities during this period, and none of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Acquired and Disposed Of (April 20, 2016 through April 20, 2018)

Name	Date	Number of shares of Common Stock, Stock Units, Stock Options and Restricted Stock Units Acquired or (Disposed of)	Transaction Description
Michael J. Blitzer	05/19/2016	4,000	(1)
	10/19/2017	4,000	(1)

Barry Erdos	05/19/2016	4,000	(1)
	10/19/2017	6,000	(1)
	04/20/2018	15,000	(2)

Peter P. Longo	12/31/2017	4,000	(1)

Pierre-André Mestre	05/02/2016	1,921,820	(3)
	03/18/2018	1,000	(2)

Ronald Masciantonio	03/30/2017	(1,181)	(4)
	12/04/2017	(332)	(4)
	12/05/2017	(823)	(4)
	03/30/2018	(1,337)	(4)
	04/20/2018	35,000	(5)
	04/20/2018	35,000	(6)
	04/20/2018	5,965	(2)

Melissa Payner-Gregor	05/19/2016	4,000	(1)
	10/19/2017	4,000	(1)

David Stern	08/01/2016	15,569	(5)
	08/01/2016	73,255	(6)
	08/01/2017	(1,337)	(4)
	04/20/2018	35,000	(5)
	04/20/2018	35,000	(6)
	04/20/2018	5,965	(2)

(1)	Grant of restricted stock by the Company as director compensation.
(2)	Shares of Common Stock purchased on the open market.
(3)	According to the Schedule 13D/A filed by Orchestra on May 2, 2016, on May 2, 2016, pursuant to a Share Transfer Agreement between Yeled Invest S.A. and Orchestra-Prémaman, S.A. (“Orchestra”), Yeled purchased 1,921,820 shares of Common Stock from Orchestra for an aggregate purchase price of €15,816,500 (or $18,109,114 based on the then applicable exchange rate) (the “Purchase Price”), reflecting an average purchase price of €8.23 per share (or $9.42 per share based on the then applicable exchange rate) (the “Average Acquisition Price”). Under the Share Transfer Agreement, Orchestra has an irrevocable option, exercisable within 24 months after May 2, 2016, to buy back the shares sold to Yeled at the Purchase Price. The Share Transfer Agreement further provides that in the event that, within 24 months after May 2, 2016, Yeled resells the shares of Common Stock to a third party at a price per share greater than the Average Acquisition Price, Yeled is required to pay the difference in price to Orchestra. Mr. Mestre (i) is the Chairman of Orchestra, which is a majority owned subsidiary of Yeled, and (ii) indirectly owns a majority equity interest in Yeled.
(4)	Shares of Common Stock withheld to cover U.S. tax withholding obligations.
(5)	Grant of restricted stock by the Company.
(6)	Grant of stock options to acquire shares of Common Stock by the Company.

Miscellaneous Information Concerning Participants

Other than as set forth in this Annex A or in the Proxy Statement and based on the information provided by each Participant, none of the Participants or their associates (i) beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of Common Stock or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, neither the Company nor any of the Participants listed above is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than as set forth in this Annex A or in the Proxy Statement and based on the information provided by each Participant, neither the Company nor any of the Participants listed above or any of their associates have or will have (i) any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Preliminary Proxy Material—Subject to Completion

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. C/O BROADRIDGE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 E42640-P07269 DESTINATION MATERNITY CORPORATION For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. ! ! ! 1. Election of Directors 01) Barry Erdos 02) Peter P. Longo 03) Pierre-André Mestre 04) Melissa Payner-Gregor For Against Abstain ! ! ! 2. Ratification of the appointment of KPMG LLP as independent registered public accountants. ! ! ! 3. Approval, by non-binding advisory vote, of executive compensation. The Board of Directors recommends you vote AGAINST the Miller Proposal, if properly presented at the Annual Meeting. For Against Abstain ! ! ! 4. The Miller Proposal to repeal each provision of, or amendment to, the Company’s By-laws since December 22, 2016. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please have an authorized officer sign in full corporate or partnership name.

Preliminary Proxy Material—Subject to Completion

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E42641-P07269 DESTINATION MATERNITY CORPORATION Annual Meeting of Stockholders May 23, 2018, 9:15 AM This WHITE proxy card is solicited by the Board of Directors The stockholder signing this proxy, revoking all previous proxies, hereby appoints Ronald J. Masciantonio and David Stern, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held onMay 23, 2018, and at any adjournment or postponement thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, “FOR” RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING FEBRUARY 2, 2019, “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, AGAINST THE MILLER PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE STOCKHOLDER SIGNING THIS PROXY HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. Please sign and date your Proxy on the reverse side and return it promptly. Continued and to be signed on reverse side